SUPPLEMENTAL AGREEMENT AND PLAN OF SHARE EXCHANGE

This SUPPLEMENTAL AGREEMENT AND PLAN OF SHARE EXCHANGE (this “Agreement”), is made as of the 25th day of January, 2008, by and among MULTIBAND CORPORATION, a publicly traded Minnesota corporation (“Multiband” ), DirecTECH Holding Company, Inc., a Delaware corporation (“DTHC”), and Michigan Microtech, Inc, a Michigan corporation (“MMT”). Each party hereto may be referred to herein individually as a “Party” and collectively, as the “Parties”. MMT, Multiband, and DTHC are collectively referred to herein as the “Corporate Parties”.

WITNESSETH:

WHEREAS, DTHC, Multiband, Multiband HoldCo, Inc., a Delaware corporation and wholly-owned subsidiary of Multiband, and certain stockholders of DTHC entered into that certain Agreement and Plan of Merger, dated October 31, 2007 (the “Original Agreement”);

WHEREAS, the Parties intend to honor the substance of the Original Agreement and effectuate the transactions contemplated therein (the “Original Transaction”) provided, however, that the parties have mutually agreed to extend the deadline set forth in Section 11.1.3 of the Original Agreement from March 31, 2008 to December 31, 2008;

WHEREAS, the closing of the Original Transaction has been delayed due to circumstances beyond the control of the Parties, and the Parties have agreed to enter into the transactions contemplated in this Agreement in order to maintain positive relations with each other and ultimately complete the transactions contemplated by the Original Agreement;

WHEREAS, DTHC owns one hundred percent (100%) of the issued and outstanding shares of capital stock of MMT and desires to exchange Fifty One Percent (51%) of the issued and outstanding shares of capital stock of MMT or 1,020,000 shares (the “MMT Shares”) upon the terms and subject to the conditions set forth herein; and

WHEREAS, Multiband desires to issue One Million Four Hundred Ninety Thousand newly issued shares of Multiband’s common stock (the “Multiband Shares”) to DTHC in exchange for the MMT Shares upon the terms and subject to the conditions set forth herein; and

WHEREAS, as an inducement to DTHC to enter into this Agreement, Multiband is willing to execute and deliver to DTHC a Registration Rights Agreement in the form described in Section 3.3.7 of this Agreement and attached hereto as Schedule 3.3.7.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements, covenants, representations and warranties hereinafter set forth, the Parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Defined Terms

The following terms used in this Agreement shall have the meanings indicated below:

1.1 “1933 Act” shall mean the Securities Exchange Act of 1933, as amended.

1.2 “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

1.3 “Affiliate Agreement” shall mean the agreement attached to this Agreement as Schedule 1.3.

1.4 “Certificate” shall have the meaning given in Section 2.4.2 of this Agreement.

1.5 “Certificates of Exchange” shall mean those certain Certificates of Share Exchange that must be filed with the Michigan Secretary of State and the Minnesota Secretary of State as required under Michigan and Minnesota law, respectively.

1.6 “Closing” shall have the meaning given in Section 3.1 of this Agreement.

1.7 “Closing Date” shall have the meaning given in Section 3.1 of this Agreement.

1.8 “COBRA” shall have the meaning given in Section 4.10.6 of this Agreement.

1.9 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

1.10 “Confidentiality Agreement” shall have the meaning given in Section 6.5 of this Agreement.

1.11 “Corporate Parties” shall mean MMT, DTHC, and Multiband.

1.12 “Defined Benefit Plan” shall have the meaning given in Section 4.10.1 of this Agreement.

1.13 “DirecTECH Holding Company EIAP” shall mean the DirecTECH Holding Company Eligible Individual Account Plan, which forms a part of the DirecTECH Holding Company Employee Stock Ownership Plan.

1.14 “DirecTECH Holding Company ESOP” shall mean the DirecTECH Holding Company Employee Stock Ownership Trust, which forms a part of the DirecTECH Holding Company Employee Stock Ownership Plan.

1.15  “DOJ” shall have the meaning given in Section 6.6 of this Agreement.

1.16 “DTHC” shall have the meaning given in the heading of this Agreement.

1.17 “DTHC Affiliate” or “MMT Affiliate” shall mean DTHC and DirecTECH, Inc., a California corporation, DirecTECH Delaware, Inc., a Delaware corporation, DirecTECH Protection, Inc., a Delaware corporation, DirecTECH MDU, Inc., a Delaware corporation, DirecTECH Development Corporation, a Delaware corporation, DirecTECH Southwest, a Louisiana corporation, JBM, Inc., a Kentucky corporation, and MMT.

1.18 “DTHC ESOT” shall mean the DirecTECH Holding Company Employee Stock Ownership Trust, which forms a part of the DirecTECH Holding Company ESOP and the DirecTECH Holding Company EIAP.

1.19 “DTHC Independent Appraiser and Financial Advisor” shall have the meaning set forth in Section 4.18 of this Agreement.

1.20 “DTHC-MMT Shareholder’s Agent” shall have the meaning given in Section 14. of this Agreement.

1.21 “DTHC or MMT Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated in connection with DTHC or MMT and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated in connection with DTHC or MMT.

1.22 “DTHC or MMT Material Adverse Affect” means any state of facts, development, event, circumstance, occurrence, or effect that, individually or taken collectively with all other events, circumstances, or effects that have occurred prior to the date of determination of the occurrence of the DTHC or MMT Material Adverse Affect, (a) is materially adverse to the condition (financial or otherwise), business, operations, prospects, or results of operations of DTHC and the DTHC Affiliates taken as a whole, (b) impairs the ability of DTHC or MMT to perform its obligations hereunder, or (c) delays the consummation of the Share Exchange (hereinafter defined in Section 2.1.).

1.23 “Due Diligence Period” shall mean the period that originally commenced on July 6, 2007, and originally ended November 30, 2007, and that will now be extended until February 1, 2008.

1.24 “Effective Time” shall have the meaning set forth in Section 2.1.3 of this Agreement.

1.25 “Environmental, Health and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or occupational safety and health law, including those consisting of or relating to (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product); (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or occupational safety and health law; (c) financial responsibility under any Environmental Law or occupational safety and health law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or occupational safety and health law (whether or not such Cleanup has been required or requested by any Governmental Body or any other person) and for any natural resource damages; or (d) any other compliance, corrective or remedial measure required under any Environmental Law or occupational safety and health law.

1.26 “Environmental Law” shall mean any Legal Requirement that requires or relates to (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances; (g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

1.27 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.28 “ERISA Affiliate” shall have the meaning given in Section 4.10.1 of this Agreement.

1.29 “Event of Default” shall mean the occurrence of one or more of the following events:

(a) The consummation of the Original Transaction does not occur on or prior to December 31, 2008;

(b) Any amount due and owing on the Promissory Note, whether by its terms or as otherwise provided herein, is not paid on the due date thereof and not cured within a thirty (30) day period after the payment due date;

(c) Any amount due and owing under the Employee Leasing Agreement by and among DTHC, MMT, and Multiband.

(d) Any action is taken by MMT to change the signature authority on MMT bank accounts resulting in DTHC officers or employees failing to hold exclusive signature authority to disburse funds from such accounts.

(e) Any oral or written warranty, representation, certificate or statement in the Original Agreement, this Agreement, the Promissory Note, or any other agreement with DTHC and/or MMT shall be false in any material respect when made or at any time;

(f) Any failure to perform or default in the performance of any covenant, condition or agreement contained in the Original Agreement, this Agreement or the Promissory Note and, if capable of being cured, such failure to perform or default in performance continues for a period of thirty (30) days after such failure to perform or default in performance;

(g) Any default by Multiband in the payment of principal, interest or any other sum for any other obligation beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including, but not limited to any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement which has a Multiband Material Adverse Effect; provided, however, that Multiband may contest in good faith any such obligations for a period of time not to exceed ninety days (90) without causing an Event of Default; further provided, that after such ninety day (90) period such contest is not resolved in favor of the Multiband, then an Event of Default shall occur unless Multiband’s potential liability is bonded over to the satisfaction of DTHC or the continuing dispute does not have a Multiband Material Adverse Effect;

(h) The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any liens (other than the liens created in favor of DTHC and/or its senior lender) against the MMT Shares and/or any other collateral securing the Promissory Note (the “Collateral”), and such judgment or other process shall not have been, within sixty (60) days from the entry thereof, (i) bonded over to the satisfaction of DTHC and its senior lender and appealed, (ii) vacated, or (iii) discharged, or the loss, theft, destruction, seizure or forfeiture, or the occurrence of any material deterioration or impairment of the Collateral or any material decline or depreciation in the value or market price thereof (whether actual or reasonably anticipated), which causes the Collateral, in the sole and reasonable opinion of DTHC and its senior lender acting in good faith, to become unsatisfactory as to value or character. The cause of such deterioration, impairment, decline or depreciation shall include, but is not limited to, the failure by Multiband to do any act deemed reasonably necessary by DTHC and its senior lender to preserve and maintain the value and collectability of the Collateral;

(i) The occurrence of a material default under or the termination of any of the Multiband Contracts;

(j) The occurrence of any development, condition or event which results in a Multiband Material Adverse Effect other than as otherwise set forth in this Section 1.29;

(k) The occurrence of a change in control of Multiband without DTHC’s 60-day prior written approval, which shall not be unreasonably withheld. For this purpose, “change in control” shall mean the occurrence of any of the following events: (i). Approval by shareholders of Multiband of (1) any consolidation or merger of Multiband other than one involving DTHC or its subsidiaries in which Multiband is not the continuing or surviving corporation or pursuant to which shares of stock of Multiband would be converted into cash, securities or other property, other than a consolidation or merger of Multiband in which holders of its common shares immediately prior to the consolidation or merger have substantially the same proportionate ownership of common shares of the surviving corporation immediately after the consolidation or merger as immediately before, or (2) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Multiband; (ii.) a change in the majority of members of the board of directors of Multiband within a 24-month period; (iii.) either (1) receipt by the company of a report on Schedule 13D, or an amendment to such a report, filed with the Securities and Exchange Commission ("SEC") pursuant to section 13(d) of the 1934 Act disclosing that any person, group, corporation or other entity (a "Person") is the beneficial owner, directly or indirectly, of 20% or more of the outstanding stock of Multiband or (2) actual knowledge by Multiband of facts, on the basis of which any person is required to file such a report on Schedule 13D, or an amendment to such a report, with the SEC (or would be required to file such a report or amendment upon the lapse of the applicable period of time specified in Section 13(d) of the 1934 Act) disclosing that such a person is the beneficial owner, directly or indirectly, of 20% or more of the outstanding stock of Multiband; (iv.) purchase by any Person (as defined in section 13 (d) of the 1934 Act), corporation or other entity, other than Multiband or a Multiband Affiliate, of shares pursuant to a tender or exchange offer, to acquire any shares of Multiband (or securities convertible into stock) for cash, securities or any other consideration provided that, after consummation of the offer, such person, group, corporation or other entity is the beneficial owner (as defined in rule 13d-3 under the 1934 Act), directly or indirectly, of 20% or more of the issued and outstanding shares of Multiband (calculated as provided in Paragraph (d) of Rule 13d-3 under the 1934 Act in the case of rights to acquire stock); (v.) Multiband combines with another company other than DTHC and/or its subsidiaries and is the surviving corporation but, immediately after the combination, the shareholders of Multiband immediately prior to the combination do not hold, directly or indirectly, more than 50% of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates (as defined in the rules of the Securities and Exchange Commission) of such other company in exchange for stock of such other company);

(l) The entry of any judgment decree, levy, attachment, garnishment or other process, or the filing of any lien against Multiband which is not fully covered by insurance and which judgment or other process would have a Multiband Material Adverse Effect on the ability of Multiband to perform under this Agreement or under any other agreement between DTHC and/or the DTHC Affiliates or Multiband, as applicable;

(m) Any proceeding involving Multiband is commenced by or against Multiband under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government, and in the case of any such proceeding being instituted against Multiband, (i) Multiband by any action or failure to act indicates its approval of, consent to or acquiescence therein; or (ii) an order shall be entered approving the petition in such proceedings and such order is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within sixty (60) days after the entry thereof;

(n) Multiband makes an assignment for the benefit of creditors, fails to pay, or admits in writing its inability to pay its debts as they mature; or if a trustee of any substantial part of the assets of Multiband is applied for or appointed, and in the case of such trustee being appointed in a proceeding brought against Multiband, and Multiband by any action or failure to act indicates its approval of, consent to, or acquiescence in such appointment and such appointment is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within sixty (60) days after the date of such appointment;

(o) Prior to the closing of all of the transactions contemplated by the Original Agreement, Bernard J. Schafer shall have been removed as a member of the Multiband Board of Directors (unless by a majority of the Multiband shareholders at an annual meeting thereof) and shall not have been replaced with J. Basil Mattingly or Henry E. Block; and

(p) Any portion of or interest in the MMT Shares is transferred to a third party or cancelled (other than a lien or liens issued to DTHC and/or MB Bank) or any MMT assets are transferred to Multiband or a third party not in the ordinary course of business as normally conducted. The Parties agree that transfers by MMT to DTHC under the Employee Leasing Agreement by and among DTHC, MMT, and Multiband are considered to be in the ordinary course of business.

1.30 “Exchange Agent” shall have the meaning given in Section 2.4.1 of this Agreement.

1.31 “Exchange Fund” shall have the meaning given in Section 2.4.1 of this Agreement.

1.32 “Exchange Ratio” shall have the meaning given in Section 2.1.4 of this Agreement.

1.33 “FTC” shall have the meaning given in Section 6.6 of this Agreement.

1.34 “GAAP” shall have the meaning given in Section 4.5 of this Agreement.

1.35 “Governmental Body” means any national, federal, state or local governmental, judicial or regulatory agency, authority or body within or outside the United States.

1.36 “Hazardous Activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from the DTHC or MMT Facilities or the Multiband Facilities, respectively, or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the DTHC or MMT Facilities or the Multiband Facilities, respectively, or that may affect the value of the DTHC or MMT Facilities or the Multiband Facilities, respectively, or the respective businesses.

1.37 “Hazardous Material” shall mean any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

1.38 “HSR Act” shall have the meaning given in Section 6.6 of this Agreement.

1.39 “Knowledge” shall mean actual knowledge as of the date of this Agreement, through and including the Closing Date; provided, however, that the term Knowledge shall encompass not only the actual knowledge of such individual(s) or entity(ies), but, in the case of the Corporate Parties, also shall include the knowledge that a reasonably prudent corporate officer or director of a corporation would possess.

1.40 “Legal Requirement” means any federal, state, local, municipal, foreign, international or multinational judgment or other administrative order, decree, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty.

1.41 “Letter of Intent” shall mean that certain Letter of Intent issued by Multiband to DTHC, dated July 6, 2007, and amended and restated and dated as of September 17, 2007, and October 11, 2007.

1.42 “MMT Closing Documents” shall have the meaning set forth in Section 4.14 of this Agreement.

1.43 “MMT Contracts” shall have the meaning set forth in Section 4.8 of this Agreement.

1.44 “MMT Employee Plans” shall have the meaning set forth in Section 4.10.1 of this Agreement.

1.45 “MMT Net Name” shall have the meaning given in Section 4.15.2 of this Agreement.

1.46 “MMT Shares” shall have the meaning given in the recitals to this Agreement.

1.47 “Multiband” shall have the meaning given in the heading to this Agreement.

1.48 “Multiband Balance Sheet” shall have the meaning set forth in Section 5.17.2 of this Agreement.

1.49 “Multiband Balance Sheet Date” shall have the meaning set forth in Section 5.17.2 of this Agreement.

1.50 “Multiband Contracts” shall have the meaning set forth in Section 5.8 of this Agreement.

1.51 “Multiband Closing Documents” shall have the meaning set forth in Section 5.14 of this Agreement.

1.52 “Multiband Employee Plan(s)” shall have the meaning set forth in Section 5.10.1 of this Agreement.

1.53 “Multiband ERISA Affiliate” shall have the meaning set forth in Section 5.10.1 of this Agreement.

1.54 “Multiband Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated in connection with the Multiband Parties and the Multiband Affiliates and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated in connection with the Multiband Parties and the Multiband Affiliates.

1.55 “Multiband Material Adverse Affect” means any state of facts, development, event, circumstance, occurrence, or effect that, individually or taken collectively with all other events, circumstances, or effects that have occurred prior to the date of determination of the occurrence of the Multiband Material Adverse Affect, (a) is materially adverse to the condition (financial or otherwise), business, operations, prospects, or results of operations of the Multiband Affiliates taken as a whole, (b) impairs the ability of the Multiband Affiliates to perform their obligations hereunder, or (c) delays the consummation of the Original Transaction.

1.56 “Multiband Net Names” shall have the meaning set forth in Section 5.15.2 of this Agreement.

1.57 “Multiband Parties” shall have the meaning set forth in the heading to this Agreement.

1.58 “Multiband SEC Reports” shall have the meaning set forth in Section 5.17.1 of this Agreement.

1.59 “Multiband Share(s)” shall have the meaning set forth in the recitals to this Agreement.

1.60 “North Star Trust Company” shall mean the institutional trustee of the DTHC ESOT.

1.61 “Original Agreement” shall have the meaning given in the recitals to this Agreement.

1.62 “Original Transaction” shall have the meaning given in the recitals to this Agreement.

1.63 “Party” shall have the meaning given in the recitals to this Agreement.

1.64 “Parties” shall have the meaning given in the recitals to this Agreement.

1.65 “PBGC” shall have the meaning given in Section 4.10.2 of this Agreement.

1.66 “Person” shall have the meaning given in Section 2.4.2 of this Agreement.

1.67 “Promissory Note” shall have the meaning given in Section 2.1 of this Agreement.

1.68 “Registration Rights Agreement” shall have the meaning given in Section 3.3.7 of the Original Agreement.

1.69 “Representatives” shall have the meaning given in Section 6.5 of this Agreement.

1.70 “Share Exchange” shall have the meaning given in Section 2.1 of this Agreement.

1,71 “Share Exchange Consideration” means the Promissory Note and the MMT and Multiband shares transferred pursuant to Section 2.1 of this Agreement.

1.72 “SOX” shall have the meaning given in Section 5.17.4 of this Agreement.

1.73 “Stock Pledge Agreement” shall have the meaning given in Section 2.1.5 of this Agreement.

1.74 “Tax” means any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (whether domestic or foreign).

1.75 “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Legal Requirement relating to any Tax.

1.76 “Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

SECTION 2. Share Exchange

2.1 Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.1.3 herein), the MMT Shares, shall be exchanged for the Multiband Promissory Note executed by Multiband in favor of DTHC (the “Promissory Note”) and One Million Four Hundred Ninety Thousand shares of Multiband (the “Share Exchange”). Multiband shall continue to be governed by the laws of the state of Minnesota, and the separate corporate existence of Multiband and MMT with all of their rights, privileges, immunities and franchises shall continue unaffected by the Share Exchange.

2.1.1 Cancellation of DTHC’s Interest in the MMT Shares. Subject to the terms and conditions set forth in this Agreement, all of DTHC ’s right, title, and interest to the MMT Shares owned by DTHC and listed on Schedule 4.3 attached hereto shall be cancelled and retired and shall cease to exist;

2.1.2 Rule 145. Notwithstanding anything to the contrary in this Agreement, no certificates representing the Multiband Shares shall be delivered to a person who is a Multiband “affiliate” for purposes of Rule 145 of the 1933 Act until such person shall have executed and delivered to Multiband an Affiliate Agreement;

2.1.3 Effective Time. The Share Exchange shall become effective at the time the Certificates of Exchange have been filed with the Secretary of State of Minnesota and the Secretary of State of Michigan or at such later time as may be agreed by the Corporate Parties as specified in the Certificate of Exchange. However, the Share Exchange and this Agreement will be deemed effective at 12:01 AM, March 1, 2008 for purposes of establishing Multiband’s rights to and ownership of MMT’s revenues, incomes and expenses.

2.1.4 Exchange Ratio. Multiband shall issue to DTHC One and 4607/10,000 (1.46) Multiband Shares in exchange for each MMT Share for a total of One Million Four Hundred Ninety Thousand Multiband Shares. The ratio of Multiband Shares issued in exchange for each MMT Share is referred to in this Agreement as the “Exchange Ratio”.

2.1.5 Promissory Note. The original principal amount of the Promissory Note shall be Two Million Two Hundred Forty Six Thousand and No/100 Dollars ($2,246,000.00) and shall bear interest at a rate of five percent (5%) per annum. The Promissory Note shall be secured by: (a) a pledge of the MMT Shares by Multiband to DTHC pursuant to the Stock Pledge Agreement; and (b) first-priority, perfected security interest in the MMT Shares. In an Event of Default, DTHC shall be entitled to the remedies provided for under this Agreement and the Stock Pledge Agreement and such other remedies that are afforded to a secured creditor under applicable state and federal law. The terms and provisions of the Stock Pledge Agreement and the Promissory Note are hereby incorporated into this Agreement.

2.2 Articles of Incorporation and By-laws.

2.2.1 The Articles of Incorporation of Multiband and MMT, respectively, as in effect immediately prior to the Effective Time shall remain in effect, until duly amended as provided therein or by applicable law.

2.2.2 The By-Laws of Multiband and MMT, respectively, as in effect immediately prior to the Effective Time shall remain in effect, until duly amended as provided therein or by applicable law.

2.3 Directors and Officers of Multiband of MMT. At the Effective Time, each of the directors and officers of Multiband and MMT immediately prior to the Effective Time shall be the directors and officers of Multiband and MMT, each to hold office until their respective death, permanent disability, resignation or removal or until his or her respective successor is duly elected and qualified, all in accordance with the Articles of Incorporation and Bylaws of Multiband and MMT and applicable Law; provided, however, that Bernard J. Schafer shall be appointed as an additional member of Multiband’s Board of Directors on the Closing Date to hold office until the next regularly scheduled meeting of Multiband shareholders is held in 2008 to elect all Multiband directors all in accordance with the Articles of Incorporation and Bylaws of Multiband and applicable Law. In the event Minnesota law precludes Mr. Schafer’s appointment to the board, then Multiband agrees to nominate Mr. Schafer to be elected to the board at its next annual meeting of shareholders in 2008.

2.4 Exchange of Certificates for Shares.

2.4.1 Exchange Agent. As of the Effective Time, Multiband shall deposit, or shall cause to be deposited, with an exchange agent selected by Multiband, with DTHC’s and MMT’s prior written approval, which shall not be unreasonably withheld (the “Exchange Agent”), for the benefit of the holder of the MMT Shares, the Promissory Note, the Stock Pledge Agreement, the certificates representing the Multiband Shares, and any cash and any dividends or other distributions with respect to the Multiband Shares to be issued or paid pursuant to this Sections 2. in exchange for the outstanding MMT Shares upon due surrender of the Certificate pursuant to the provisions of this Section 2. (such cash and certificates for Multiband Shares, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the “Exchange Fund”).

2.4.2 Exchange Procedures. Appropriate transmittal materials shall be provided by the Exchange Agent to DTHC as the holder of record of the MMT Shares as soon as practicable after the Effective Time advising DTHC of the effectiveness of the Share Exchange and the procedure for surrendering the certificate representing the MMT Shares (the “Certificate”) to the Exchange Agent, in form and substance satisfactory to Multiband and DTHC which Multiband will be relying upon in connection with the issuance of Multiband Shares. Upon the surrender of the Certificate to the Exchange Agent in accordance with the terms of such transmittal materials, DTHC shall be entitled to receive in exchange therefore: (a) a certificate representing that number of whole shares of the Multiband Shares that DTHC is entitled to receive pursuant to this Section 2.; (b) a check in the amount (after giving effect to any required tax withholdings) of (i) any cash in lieu of fractional shares, plus (ii) any unpaid non-stock dividends and any other dividends or other distributions that DTHC has the right to receive pursuant to the provisions of this Section 2.; (c) a Registration Rights Agreement in form and substance reasonably satisfactory to Multiband and DTHC, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of the MMT Shares that is not registered in the transfer records of MMT, a certificate representing the proper number of the Multiband Shares, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such MMT Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for the Multiband Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for Multiband Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Multiband or the Exchange Agent that such tax has been paid or is not applicable.

For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Body or other entity of any kind or nature.

2.4.3 Distributions with Respect to Unexchanged Shares; Voting. All of the Multiband Shares to be issued pursuant to the Share Exchange shall be deemed issued and outstanding as of the Effective Time, and whenever a dividend or other distribution is declared by Multiband in respect of the Multiband Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Multiband Shares shall be paid to DTHC until the Certificate is surrendered for exchange in accordance with this Section 2.

2.4.4 Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of MMT of the MMT Shares that were issued and outstanding immediately prior to the Effective Time, except for the recording of the transfer of the MMT Shares from DTHC to Multiband.

2.4.5 Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of the Multiband Shares will be issued, and DTHC, if entitled to receive a fractional share of the Multiband Shares but for this Section 2.4.5, shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent DTHC’s proportionate interest in a share of the Multiband Shares based on the net proceeds from the sale by the Exchange Agent on behalf of DTHC of the aggregate fractional shares of the Multiband Shares that DTHC otherwise would be entitled to receive. Any such sale shall be made by the Exchange Agent within five business days after the date upon which the Certificate (or affidavit(s) of loss in lieu thereof) that would otherwise result in the issuance of such fractional shares of Multiband Shares have been received by the Exchange Agent.

2.4.6 Lost, Stolen or Destroyed Certificate. In the event that the Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming the Certificate to be lost, stolen or destroyed and, if required by Multiband, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Multiband Shares, and any cash, unpaid dividends and other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

SECTION 3. Closing

3.1 Date, Time and Place. Provided that all of the closing conditions precedent and mutual conditions set forth in Sections 8. and 9. have been satisfied (or waived as provided in this Agreement, or otherwise will be satisfied at the closing), the “Closing” of the transactions provided for in this Agreement shall take place no later than 11:59 p.m. Pacific Standard Time on February 6, 2008, at Multiband in New Hope, Minnesota, unless another date, place and time shall be agreed to between the Corporate Parties. The date and time of the Closing is sometimes herein called the “Closing Date”.

3.2 Deliveries by DTHC and MMT at the Closing. At the Closing, DTHC and MMT will deliver of cause to be delivered to Multiband the following:

3.2.1 The Articles of Incorporation of MMT and all amendments thereto, certified by the Secretary of the State of Michigan, dated as of a date within five (5) days prior to the Closing Date;

3.2.2 A “good standing” certificate (or equivalent thereof) for MMT, dated as of a date within five (5) days prior to the Closing Date;

3.2.3 The Certificate, duly endorsed or accompanied by duly executed stock powers (via delivery to the Exchange Agent, pursuant to Section 2. of this Agreement);

3.2.4 Certificates of the President of DTHC and MMT, dated as of the Closing Date, confirming (A) the truth and correctness of all of the representations and warranties of DTHC and MMT, respectively, contained herein as of the Closing Date and as of all times between the date hereof and the Closing Date, subject to the provisions of Section 4. hereof, and (B) that all agreements and covenants of DTHC and MMT, respectively, specified herein have been complied with;

3.2.5 A certificate of the Secretary of MMT, dated as of the Closing Date, in form and substance reasonably satisfactory to Multiband, as to (a) the lack of amendments to MMT’s Articles of Incorporation since the date of the certificate referred to in Section 3.2.1. above; (b) MMT’s Bylaws; (c) the resolutions and/or Special Meeting Minutes of MMT’s Board of Directors authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (d) the incumbency and signatures of MMT’s officer who executes this Agreement;

3.2.6 A certificate of the Secretary of DTHC, dated as of the Closing Date, in form and substance reasonably satisfactory to Multiband, as to (a) the resolutions and/or Special Meeting Minutes of DTHC’s Board of Directors authorizing the execution and performance of this Agreement and the transactions contemplated hereby (in DTHC’s capacity as the sole shareholder of MMT); and (b) the incumbency and signatures of DTHC’s officer who executes this Agreement;

3.2.7 The favorable legal opinion of counsel to DTHC and MMT, dated as of the Closing Date, in substantially the form set forth in Schedule 3.2.7., attached hereto, unless waived;

3.2.8 A MMT Collateral Assignment and Pledge Agreement by and among, DTHC, MMT, MB Financial Bank, N.A. mutually acceptable to such parties; and

3.2.9 Such other documents and instruments as Multiband may reasonably request to effectuate the transactions contemplated by this Agreement and any other transactions contemplated hereby.

3.3 Deliveries by Multiband at the Closing. At the Closing, Multiband will deliver or cause to be delivered to DTHC the following:

3.3.1 The Articles of Incorporation of Multiband and all amendments thereto, certified by the Secretary of the State of Minnesota, dated as of a date within five (5) days prior to the Closing Date;

3.3.2 A “good standing” certificate (or equivalent thereof) for Multiband, dated as of a date within five (5) days prior to the Closing Date;

3.3.3 A certificate, or certificates, representing the Multiband Shares, duly endorsed or accompanied by duly executed stock powers, together with the Promissory Note and the Stock Pledge Agreement (and a related Multiband Guaranty Agreement);

3.3.4 Certificates of the Chief Executive Officer, President, and Chief Financial Officer of Multiband, dated as of the Closing Date, confirming (A) the truth and correctness of all of the representations and warranties of Multiband contained herein as of the Closing Date and as of all times between the date hereof and the Closing Date, subject to the provisions of Section 5. hereof, and (B) that all agreements and covenants of Multiband and the Multiband Shareholder specified herein have been complied with;

3.3.5 A certificate of the Secretary of Multiband, dated as of the Closing Date, in form and substance reasonably satisfactory to DTHC, as to (a) the lack of amendments to Multiband’s Articles of Incorporation since the date of the certificate referred to in Section 3.3.1. above; (b) Multiband’s Bylaws; (c) the resolutions and/or Special Meeting Minutes of Multiband’s Board of Directors authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (d) the incumbency and signatures of Multiband’s officers who execute this Agreement;

3.3.6 The favorable legal opinion of counsel to Multiband, dated as of the Closing Date, in substantially the form set forth in Schedule 3.3.6., attached hereto, unless waived;

3.3.7 The Registration Rights Agreement executed by Multiband in substantially the form attached hereto as Schedule 3.3.7.

3.3.8 The consents and approvals of Multiband described in Section 7.1.11(k) of this Agreement.

3.3.9 Such other documents and instruments as DTHC and/or MMT may reasonably request to effectuate the transactions contemplated by this Agreement and any other transactions contemplated hereby.

SECTION 4. Representations and Warranties of DTHC and MMT with Respect to MMT

Except as set forth in the corresponding disclosure schedule, as material inducement to Multiband to enter into this Agreement and to close the transactions contemplated hereunder, DTHC and MMT hereby make the following representations, warranties and agreements to and with the Multiband Affiliates:

4.1 Proper Corporate and Governmental Approvals. DTHC and MMT have full power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby, and to consummate the transactions contemplated hereby and thereby. This Agreement and the documents contemplated hereby have been, or will be when executed and delivered at or prior to the Closing, duly executed and delivered by DTHC and MMT and constitute, or will constitute when executed and delivered, the legal, valid and binding obligations of DTHC and MMT, enforceable against DTHC and MMT in accordance with their terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and/or other similar laws affecting creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity. Except as indicated in Schedule 4.1, no approval of any Government Body or governmental agency is required to consummate the transactions contemplated hereby, except any approvals heretofore obtained. The Board of Directors of DTHC and MMT has (a) approved this Agreement and the transactions contemplated hereby; (b) decided to retain Shareholder Strategies, Inc. to consider the issuance of an opinion letter that this Agreement and the exchange are advisable and in the best interests of DTHC, and MMT will so advise the DTHC, as the sole shareholder of MMT, accordingly upon receipt of such opinion letter; and (c) resolved to recommend that DTHC approves the Share Exchange subject to the terms of this Agreement. Such resolutions of the Board of Directors of DTHC and MMT have not been rescinded and are in full force and effect.

4.2 Good Standing. DTHC and MMT are in good standing in the State of Delaware, Michigan, and/or in all states in which DTHC or MMT is authorized to conduct business.

4.3 Capital Structure. The aggregate number of shares of capital stock that MMT is authorized to issue is two million (2,000,000) authorized shares of common stock, of which two million (2,000,000) shares are issued and presently outstanding. MMT agrees that it shall not, prior to the Closing, issue more shares of its common stock and/or alter the capital structure of MMT in any manner. All such issued MMT Shares have been validly issued and are fully paid and non-assessable. At the Closing, DTHC, as the sole shareholder of MMT, shall have good and marketable title to the MMT Shares, free and clear of all claims, liens and encumbrances (including but not limited to any security interest and/or lien held by MB Bank unless otherwise consented to in writing by Multiband), excepting restrictions on transfer imposed by the Securities Act of 1933, as amended, and applicable state securities laws.

There are no outstanding options, warrants, or other securities convertible into the MMT Shares. Except as indicated above, MMT does not have any outstanding securities of any kind. Except as set forth in Schedule 4.3, MMT is not a party to any contract obligating MMT, directly or indirectly, to issue additional securities of any kind. Except as set forth on Schedule 4.3, none of the MMT Shares have been transferred in violation of, or are subject to, any preemptive rights, rights of first offer, or subscription agreements. Except as set forth on Schedule 4.3, MMT is not a party to any stockholder agreement, voting agreement, voting trust, or any such similar arrangements with respect to the transfer, voting, or other rights associated with its securities, and to MMT’s Knowledge, there are no such agreements, trusts, or arrangements to which MMT is a party. MMT has not repurchased or otherwise acquired any of its securities since June 1, 2005. There are no obligations, contingent or otherwise, for MMT to repurchase, redeem, or otherwise acquire any of its securities other than as indicated on Schedule 4.3 attached hereto. There are no declared or accrued unpaid dividends with respect to MMT’s securities. MMT does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights. MMT does not have outstanding any bonds, debentures, notes, or other obligations or debt securities the holders of which have a right to vote (or convertible into, or exercisable into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

4.4 Absence of Conflict with Charter Documents, Bylaws and Material Contracts. Except as set forth in Schedule 4.4, the execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof by DTHC do not and will not, with or without the giving of notice, the lapse of time or both, result in the material breach of any of the terms and provisions of, or constitute a default under, or conflict with, any material agreement or other instrument (including without limitation, DTHC’s and/or MMT’s Articles of Incorporation and Bylaws) by which DTHC and MMT are bound, any judgment, decree, order or award of any court, Governmental Body or arbitrator, or any material applicable law, rule or regulation.

4.5 Financial Statements. The consolidated financial statements of DTHC as of December 31, 2006, and the fiscal year then ended, audited by Grant Thornton, LLP, DTHC’s certified public accountants, have been prepared in accordance with generally accepted accounting practices (“GAAP”) and fairly represent the financial condition of DTHC and MMT on such date. Since such date, there has, in DTHC’s reasonable opinion, been no material adverse change in the financial condition of DTHC and/or MMT.

4.6 Condition, Ownership and Status of Owned and Leased Real and Personal Property.

4.6.1 MMT does not own any real property (including without limitation any option or other right or obligation to purchase any real property or any interest therein).

4.6.2 Schedule 4.6.2 sets forth a complete list of all real property and interests in real property used, held for use or intended to be used primarily in the operation or conduct of MMT’s business and identifies any leases, reciprocal easements, operating agreements, licenses or similar agreements relating thereto. True and complete copies of each agreement set forth on Schedule 4.6.2 has previously been furnished to Multiband. Each agreement set forth on Schedule 4.6.2 is in full force and effect and has not been amended in writing or otherwise, and no party thereto is in default or breach thereunder. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under such agreements. MMT has not received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment under any such agreement.

4.7 Litigation and Compliance with Laws. Except as set forth in Schedule 4.7 of this Agreement, (a) MMT is not engaged in or a party to any legal action, investigation, arbitration or other proceeding before any court, administrative agency or arbitrator in which a final determination adverse to MMT would have a material adverse effect on the assets, financial condition or operations of the business; and (b) MMT has not been charged with and, to its best knowledge, is not under investigation with respect to any violation of any provision of federal, state or other applicable law or administrative regulation.

4.8 Status of Material Contracts. MMT has made available to Multiband true and complete copies of any material documents, contracts and commitments to which MMT is a party (the “MMT Contracts”). To the best of its knowledge, (a) MMT is not in default of any material term or provision of any MMT Contract; and (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not cause a breach of any MMT Contract.

4.9 Status of Labor Relations. Except as set forth on Schedule 4.9 attached hereto, (a) neither MMT nor any MMT Affiliate in the last six years has been or is a party to any collective bargaining or other labor contract, and (b) during the last six years, there has not been, there is not presently pending or existing, and to MMT’s Knowledge there is not threatened, (i) any strike, slowdown, picketing, organizing campaign, work stoppage, or employee grievance process, (ii) any proceeding against or affecting MMT relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting MMT or its premises, or (iii) any application for certification of a collective bargaining agent. Except as set forth on Schedule 4.9 attached hereto, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees or independent contractors by MMT, and no such action is contemplated by MMT. Except as set forth on Schedule 4.9 attached hereto, MMT and the MMT Affiliates have complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Except as set forth on Schedule 4.9 attached hereto, MMT is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements, including without limitation any retroactive workers’ compensation.

4.10 Status of Employee Benefit Plans.

4.10.1   Set forth on Schedule 4.10.1(a) is a list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (a) is maintained or contributed to by MMT a Affiliate or any other person controlled by, controlling or under common control with MMT (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six years by MMT, or any ERISA Affiliate, or with respect to which MMT has or may have any liability, and (b) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee, independent contractor or service provider of MMT or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively, the “MMT Employee Plans”). Schedule 4.10.1(b) identifies as such any MMT Employee Plan that is (w) a “Defined Benefit Plan” (as defined in Section 414(l) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan.

4.10.2   MMT has delivered to Multiband copies of (a) the documents comprising each MMT Employee Plan (or, with respect to any MMT Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of MMT any ERISA Affiliate); (b) all trust agreements, insurance contracts or any other funding instruments related to the MMT Employee Plans; (c) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body that pertain to any MMT Employee Plan and any open requests therefor; (d) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the MMT Employee Plans during the current year and each of the three preceding years; (e) all collective bargaining agreements pursuant to which contributions to any MMT Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by MMT or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (f) all contracts with third-party record keepers, trustees, appraisers, actuaries, accountants, attorneys, investment managers, consultants and other independent contractors that relate to any MMT Employee Plan; (g) with respect to MMT Employee Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years; and (h) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications, including communications to MMT Employee Plan participants, regarding the MMT Employee Plans.

4.10.3  Except as set forth on Schedule 4.10.3, MMT has made full payment for all amounts that are required under the terms of each MMT Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such MMT Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such MMT Employee Plan, whether or not waived. The value of the assets of each MMT Employee Plan exceeds the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such MMT Employee Plan. MMT is not required to provide security to a MMT Employee Plan under Section 401(a)(29) of the Code. The funded status of each MMT Employee Plan that is a Defined Benefit Plan is disclosed on Schedule 4.10.3 in a manner consistent with the Statement of Financial Accounting Standards No. 87. MMT has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the MMT Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

4.10.4   Except as disclosed on Schedule 4.10.4, no MMT Employee Plan, if subject to Title IV of ERISA, has been completely or partially terminated, nor has any event occurred nor does any circumstance exist that could result in the partial termination of such MMT Employee Plan. The PBGC has not instituted or threatened a proceeding to terminate or to appoint a trustee to administer any of the MMT Employee Plans pursuant to Subtitle 1 of Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the MMT Employee Plans by the PBGC. No MMT Employee Plan has been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC. MMT has paid in full all insurance premiums due to the PBGC with regard to the MMT Employee Plans for all applicable periods ending on or before the Closing Date.

4.10.5   None of MMT, the MMT Shareholder, North Star Trust Company, or any fiduciary of any MMT Employee Plan, or any ERISA Affiliate has any liability or has Knowledge of any facts or circumstances that might give rise to any liability, and the transactions contemplated by this Agreement will not result in any liability, (a) for the termination of or withdrawal from any MMT Employee Plan under Sections 4062, 4063 or 4064 of ERISA, (b) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (c) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (d) for any excise tax imposed by Section 4971 of the Code, (e) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, or (f) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.

4.10.6   MMT has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (a) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA”, and (b) any applicable state statutes mandating health insurance continuation coverage for employees. Set forth on Schedule 4.10.6 is a list of all individuals who are current or former COBRA beneficiaries, their relationship to MMT, the welfare plans they participated in, the benefits they elected to receive under COBRA and the expiration (or expected expiration) of their coverage.

4.10.7   The form of all MMT Employee Plans is in material compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in accordance with their terms and each of the MMT Employee Plans and the administration thereof, is and has been in compliance with the requirements of any and all applicable statutes, orders, or governmental rules or regulations, including, but not limited to, ERISA and the Code. To MMT’s and each MMT Shareholder’s Knowledge, none of MMT or any fiduciary of a MMT Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the MMT Employee Plans (including Internal Revenue Service/Department of Labor Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the MMT Employee Plans have been appropriately given.

4.10.8   Each MMT Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and none of MMT and the MMT Affiliates or any fiduciary of any Employee Benefit Plan, has Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any MMT Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and none of MMT and the MMT Affiliates or any fiduciary of any Employee Benefit Plan has Knowledge of any circumstance that will or could result in a revocation of such exemption. Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each MMT Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

4.10.9   There is no material pending or threatened proceeding relating to any MMT Employee Plan, nor is there any basis for any such proceeding. No action, lawsuit, grievance, or arbitration or other manner of litigation or claim with respect to the assets thereof of any MMT Employee Plan (other than routine claims for benefits made in the ordinary course of plan administration, for which plan administrative review procedures have not been exhausted) is pending, threatened or imminent against or with respect to any of the MMT Employee Plans, the Trust, MMT, any ERISA affiliate, or any Fiduciary of a MMT Employee Plan. None of MMT, the MMT Shareholder, North Star Trust Company, or any fiduciary of a MMT Employee Plan has engaged in a transaction with respect to any MMT Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to subject MMT to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The transactions contemplated by this Agreement will not result in the assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

4.10.10 MMT and the MMT Affiliates have maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed on Schedule 4.10.10.

4.10.11 Except as set forth on Schedule 4.10.11 and as required by Legal Requirements, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any present of former director, employee, officer, or independent contractor of MMT or the MMT Affiliates. There are no contracts or arrangements with respect to the providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

4.10.12 Except as set forth on Schedule 4.10.12 and for the continuation coverage requirements of COBRA, MMT does not have any potential liability for benefits to present or former employees, independent contractors or their respective dependents following termination of employment or retirement under any of the MMT Employee Plans that are Employee Welfare Benefit Plans.

4.10.13 No written or oral representations have been made to any employee, independent contractor, or former employee or former independent contractor of MMT promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any present or former employee or independent contractor of MMT or MMT Affiliate or former independent contractor concerning the employee benefits of Multiband.

4.10.14 MMT and the MMT Affiliates do not maintain any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

4.11 Status of Environmental Liabilities. Except as set forth on Schedule 4.11,

4.11.1 MMT is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable in any material respects under, any Environmental Law. Neither MMT nor any of the MMT Affiliates has any basis to expect, nor has any of them or any other person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (a) any Governmental Body or private citizen acting in the public interest, or (b) the current or prior owner or operator of any facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the MMT Facilities or any other properties or assets (whether real, personal, or mixed) in which MMT or any of the MMT Affiliates has had an interest, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by MMT or any of thee MMT Affiliates or any other person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

4.11.2 There are no pending or, to the Knowledge of any of MMT or any of the MMT Affiliates, threatened claims, encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the MMT Facilities or any other properties and assets (whether real, personal, or mixed) in which MMT or any of the MMT Affiliates has or had an interest.

4.11.3 Neither MMT nor any of the MMT Affiliates has any basis to expect, nor has any of them or any other person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to any Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the MMT Facilities or any other properties or assets (whether real, personal, or mixed) in which MMT or any of the MMT Affiliates had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by MMT or any of the MMT Affiliates, or any other person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

4.11.4   Neither MMT nor any of the MMT Affiliates, or any other person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the MMT Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which MMT or any of the MMT Affiliates, has or had an interest, or at any property geologically or hydrologically adjoining the MMT Facilities or any such other property or assets.

4.11.5 To the Knowledge of MMT and the MMT Affiliates, there are no Hazardous Materials present on or in the environment at the MMT Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the MMT Facilities or such adjoining property, or incorporated into any structure therein or thereon. None of MMT or any of the MMT Affiliates and any other person for whose conduct they are or may be held responsible, or any other person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the MMT Facilities or any other properties or assets (whether real, personal, or mixed) in which MMT or any of the MMT Affiliates has or had an interest.

4.11.6 There has been no release or, to the Knowledge of any of MMT or any of the MMT Affiliates, threat of release, of any Hazardous Materials at or from the MMT Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the MMT Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which MMT or any of the MMT Affiliates has or had an interest, or any geologically or hydrologically adjoining property, whether by MMT any of the MMT Affiliates or any other person.

4.11.7 MMT has delivered to Multiband true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by MMT or any of the MMT Affiliates pertaining to Hazardous Materials or Hazardous Activities in, on, or under the MMT Facilities, or concerning compliance by MMT or any of the MMT Affiliates or any other person for whose conduct they are or may be held responsible, with Environmental Laws.

4.12 Status of Insurance Policies.

4.12.1 MMT has delivered to Multiband: (a) copies of all material policies of insurance to which MMT, any of the MMT Shareholder or any of their respective MMT Affiliates is a party or under which any such person is or has been covered at any time within the five years preceding the date of this Agreement and which relates to MMT and the MMT Affiliates; (b) statements of any insurance brokerage fees paid, if any, in addition to premiums shown on current policies, (c) schedules/registers of insurance for each of the five years preceding the earliest policy year referenced in clause (a) hereof, showing brokers, carriers, policy numbers, dates of coverage, types of insurance, limits provided and premiums, (d) copies of all pending applications for policies of insurance; copies of all applications filed in connection with current policies and (e) any statement by the auditor of MMT’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims. Set forth on Schedule 4.12.1 is a list of all policies of insurance related to MMT and the MMT Affiliates, including the policy number of each such policy.

4.12.2   Schedule 4.12.2 describes: (a) any self-insurance arrangement by or affecting MMT and the MMT Affiliates, including any reserves established thereunder and any partial self-insurance such as through deductibles of more than $100,000 each occurrence, at any time during the ten years preceding the date of this Agreement; (b) any current or previous contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk related to MMT and the MMT Affiliates, including any captive insurance company participation; and (c) all obligations of MMT and the MMT Affiliates to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

4.12.3   Schedule 4.12.3 sets forth, by year, for the current policy year and each of the ten preceding policy years: (a) a summary (whether internally prepared or insurance company issued) of the loss experience under each policy; (b) a statement describing each open claim and all closed claims for an amount in excess of $100,000 under an insurance policy, which sets forth: (1) the name of the claimant; (2) a description of the policy by insurer, type of insurance, and period of coverage; and (3) the amount and a brief description of the claim; and (c) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

4.12.4   Except as set forth on Schedule 4.12.4: (a) all policies that provide coverage to any of MMT, or any of the MMT Affiliates: (1) are valid, outstanding, and enforceable; (2) are issued by an insurer that is financially sound and reputable; (3) taken together, provide adequate insurance coverage for the assets and the operations of MMT for all risks normally insured against by a person carrying on the same business or businesses as MMT and for all risks to which MMT is normally exposed; (4) are sufficient for compliance with all Legal Requirements and contracts related to MMT and the MMT Affiliates; (5) will continue in full force and effect following the Closing Date; and (6) do not provide for any retrospective premium adjustment or other experienced-based liability, (b) MMT or any of the MMT Affiliates has not received (1) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (2) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder, (c) MMT and the MMT Affiliates have paid all premiums due, and has otherwise performed all of its obligations, under each policy related to MMT and the MMT Affiliates or that provides coverage for MMT and the MMT Affiliates; and (d) MMT has given notice to the insurer of all claims that may be insured thereby.

4.13 Compliance with Specified Matters Relating to Taxes, Permits and Licenses. To its Knowledge, MMT has timely filed or caused to be timely filed (or has received an appropriate extension of time to file) all material Tax Returns that are or were required to be filed by it prior to the Closing Date, pursuant to applicable Legal Requirements, and such Tax Returns were true and correct in all material respects. In addition, and to its Knowledge, MMT has paid all Taxes that have or may have become due pursuant to such Tax Returns or otherwise, or pursuant to any assessment received by MMT. To its Knowledge, MMT possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged.

4.14 Enforceability.  This Agreement constitutes the legal, valid and binding obligation of MMT and each MMT Shareholder (only with respect to Section 9. of this Agreement for the MMT Shareholder), enforceable against each of them in accordance with its terms. Upon the execution and delivery by MMT and each MMT Shareholder (only with respect to Section 9. of this Agreement for the MMT Shareholder) of each agreement to be executed or delivered by MMT or such MMT Shareholder at the Closing (collectively, the “MMT Closing Documents”), each of the MMT Closing Documents will constitute the legal, valid and binding obligation of MMT and each MMT Shareholder (only with respect to Section 9. of this Agreement for the MMT Shareholder) who is a party to the MMT Closing Documents, enforceable against it/them in accordance with its respective terms except as enforcement is affected by laws of bankruptcy, reorganization, insolvency and creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity. MMT and, upon obtaining the third party consents reference on Schedules 8.4 and 9.4, each MMT Shareholder has the absolute and unrestricted right, power and authority to execute and deliver this Agreement (only with respect to Section 9. of this Agreement for the MMT Shareholder) and the MMT Closing Documents to which it is a party and to perform its obligations under this Agreement (only with respect to Section 9. of this Agreement for the MMT Shareholder) and the MMT Closing Documents, and such action has been duly authorized by all necessary action by such MMT Shareholder and board of directors, as necessary.

4.15 Intellectual Property.

4.15.1   Set forth on Schedule 4.15.1 is a list and description of all patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, used, licensed or controlled by or MMT, or any of the MMT Affiliates and all goodwill associated therewith comprising their intellectual property assets. MMT and the MMT Affiliates own or have the right to use and MMT and the MMT Affiliates shall as of the Closing Date own or have the right to use their business names, all assumed fictitious business names, any and all information, know-how, trade secrets, patents, copyrights, trademarks, trade names (and all derivatives thereof), software, formulae, methods, processes and other intangible properties that are necessary or customarily used by MMT and the MMT Affiliates for the ownership, management or operation of their business that otherwise comprise their intellectual property assets, including those listed on Schedule 4.15.1. Except as set forth on Schedule 4.15.1, (a) MMT and the MMT Affiliates are the sole and exclusive owners of all right, title and interest in and to all of their intellectual property assets, and have the exclusive right to use, transfer and license the same, free and clear of any claim or conflict with their intellectual property assets of others; (b) no royalties, honorariums or fees are payable to any person by reason of the ownership or use of any of their intellectual property assets; (c) there have been no claims made against or asserting the invalidity, abuse, misuse, or unenforceability of any of their intellectual property assets and no grounds for any such claims exist; (d)  none of MMT or any of the MMT Affiliates has made any claim of any violation or infringement by others of any of their intellectual property assets or interests therein and, to the Knowledge of and MMT and the MMT Affiliates, no grounds for any such claims exist; (e) MMT and the MMT Affiliates have not received any notice that they are in conflict with or infringing upon the asserted intellectual property rights of others in connection with their intellectual property assets, and, to their Knowledge, neither the use of their intellectual property assets nor the operation of their business is infringing or has infringed upon any intellectual property rights of others; (f) their intellectual property assets are sufficient and include all intellectual property rights necessary for MMT and the MMT Affiliates to lawfully operate their business as presently being operated; (g) no interest in any MMT’s and/or the MMT Affiliates’ intellectual property assets has been assigned, transferred, licensed or sublicensed by MMT or the MMT Affiliates to any person other than Multiband pursuant to this Agreement; (h) to the extent that any item constituting part of the MMT and MMT Affiliates’ intellectual property assets has been registered with, filed in or issued by, any Governmental Body, such registrations, filings or issuances are listed on Schedule 4.15.1 and were duly made and remain in full force and effect; (i) to the Knowledge of MMT and the MMT Affiliates, there has not been any act or failure to act during the prosecution or registration of, or any other proceeding relating to, any of their intellectual property assets or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of their intellectual property assets; (j) to the extent any MMT and/or MMT Affiliate intellectual property asset constitutes proprietary or confidential information, such information has been adequately safeguarded from disclosure; and (k) to the Knowledge of MMT and the MMT Affiliates, all of MMT’s and the MMT Affiliates’ current intellectual property assets will remain in full force and effect following the Closing without alteration or impairment.

4.15.2  Schedule 4.15.2 contains a list and summary description of all rights in internet web sites and internet domain names presently used by MMT and the respective MMT Affiliates (collectively “MMT Net Name(s)”). To MMT’s and the MMT Affiliates’ Knowledge, all MMT Net Names have been registered and are in compliance with all formal Legal Requirements. To MMT’s and the MMT Affiliates’ Knowledge, no MMT Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation proceeding and, to the Knowledge of MMT and the MMT Affiliates, no such action is threatened with respect to any MMT Net Name. To the Knowledge of MMT and the MMT Affiliates, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any MMT Net Name. To MMT’s and the MMT Affiliates’ Knowledge, no MMT Net Name is infringed or has been challenged, interfered with or threatened in any way. To MMT’s and MMT’s Affiliates’ Knowledge, no MMT Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other person.

4.16 Conflicting Interests. Except as set forth in Schedule 4.16, no present or former officer or director, and no MMT Affiliate has (a) any material interest in any property used in or pertaining to the business of MMT or the MMT Affiliates; or (b) any contract, commitment, arrangement or understanding with MMT or any MMT Affiliate.

4.17 Completeness of Statements. No representation or warranty of MMT or the MMT Affiliates herein, and no written statement or certificate furnished, or to be furnished, by or on behalf of MMT or the MMT Affiliates to HoldCo or its agents pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain on the Closing, any untrue statement of a material fact or omits or will omit to state a material fact necessary in light of the circumstances to make the statements contained herein or therein not misleading.

4.18 Cooperation with Independent Appraiser. MMT and the MMT Affiliates have provided or will provide the DTHC independent appraiser and financial advisor (the “DTHC Independent Appraiser”) with all information requested by it in connection with the independent appraisal of the fair market value of the MMT Shares and the Multiband Shares, and have not withheld any information that, to MMT’s and the MMT Affiliates’, might have an adverse effect on the outcome of such independent appraisal.

4.19 Completeness of Disclosures. MMT has disclosed to Multiband all material information it is aware of or has actual knowledge of in connection with the business, financial condition, valuation and prospects of MMT and the MMT Affiliates, and, to their Knowledge, no facts or circumstances exist which could materially adversely affect MMT or the MMT Affiliates. To the best of MMT’s Knowledge, after diligent investigation, the representations and warranties made by the MMT Parties in this Section 4. are true, complete and accurate.

SECTION 5.  Representations, Warranties and Covenants of the Multiband Parties

Except as set forth in the corresponding Disclosure Schedule, as material inducement to MMT and DTHC to enter into this Agreement and to close the transactions contemplated hereunder, the Multiband Parties make the following representations and warranties to MMT and DTHC:

5.1 Proper Corporate and Governmental Approvals.

5.1.1 The Multiband Parties have full power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby, and to consummate the transactions contemplated hereby and thereby. This Agreement and the documents contemplated hereby have been, or will be when executed and delivered at or prior to the Closing, duly executed and delivered by the Multiband Parties and constitute, or will constitute when executed and delivered, the legal, valid and binding obligations of the Multiband Parties, enforceable against the Multiband Parties in accordance with their terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and/or other similar laws affecting creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity. Except as indicated in Schedule 5.1, no approval of any government body or governmental agency is required to consummate the transactions contemplated hereby, except any approvals heretofore obtained.

5.1.2 The execution and delivery of this Agreement by Multiband and the consummation by Multiband of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Multiband. This Agreement has been duly executed and delivered by Multiband and, assuming due authorization, execution, and delivery by MMT, constitutes the valid and binding obligation of Multiband, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by: (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

5.1.3 The Board of Directors of Multiband has, by the unanimous vote of all directors now in office, (i) approved this Agreement and the transactions contemplated hereby, and (ii) determined that the Share Exchange is advisable and in the best interests of Multiband’s shareholders. Such resolutions have not been rescinded and are in full force and effect.

5.2 Good Standing. The Multiband Affiliates are in good standing in the State of Minnesota and in all states in which the Multiband Affiliates are authorized to conduct business.

5.3 Capital Structure.

5.3.1 Multiband Capital Structure. The aggregate number of shares of capital stock that Multiband is authorized to issue is (a) Twenty Million (20,000,000) authorized shares of Common Stock, no par value, of which Seven Million Four Hundred Forty Three Thousand Twenty-Two (7,443,022) Multiband Shares are issued and outstanding shares of Common Stock no par value for the period ending December 31, 2007); (b) Three Hundred Sixty-Four Thousand Eight Hundred Forty- Five (364,845) are currently issued and outstanding shares of convertible preferred stock as of December 31, 2007; and (c) Three Million Eighty-Eight Thousand Eight Hundred Seventy-Three (3,088,873) shares as of December 31, 2007, which are in the form of exercisable stock warrants. Multiband has, and will continue to have at all times until the Closing hereunder, a sufficient number of authorized but unissued shares of its Common Stock to be able to issue all of the Multiband Shares which are to be issued hereunder to the MMT Shareholder or will obtain authorization from its shareholders to increase its authorized number of shares prior to the Closing.

All issued and outstanding Multiband Shares have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in full compliance with all applicable federal and state securities laws. Except for Multiband’s Common Stock and Preferred Stock, Multiband does not have any issued and outstanding securities of any kind. Set forth on Schedule 5.3.1. attached hereto is a true and correct list of each option holder, the number of options to acquire Multiband capital stock held by each option holder, and the grant date of each option. Except as set forth on Schedule 5.3.1, there are no outstanding options, warrants, or other securities convertible into the Multiband Shares. Except as set forth in Schedule 5.3.1, Multiband is not a party to any contract obligating Multiband, directly or indirectly, to issue additional securities of any kind. Except as set forth on Schedule 5.3.1., none of the Multiband Shares have been transferred in violation of, or are subject to, any preemptive rights, rights of first offer, or subscription agreements. Except as set forth on Schedule 5.3.1., Multiband is not a party to any stockholder agreement, voting agreement, voting trust, or any such similar arrangements with respect to the transfer, voting, or other rights associated with its securities, and to Multiband’s Knowledge, there are no such agreements, trusts, or arrangements to which Multiband is a party. Multiband has not repurchased or otherwise acquired any of its common stock since 2005. There are no obligations, contingent or otherwise, for Multiband to repurchase, redeem, or otherwise acquire any of its securities other than as indicated on Schedule 5.3.1. attached hereto. Except as set forth in Schedule 5.3.1., there are no declared or accrued unpaid dividends with respect to Multiband’s securities. Except as set forth on Schedule 5.3.1., Multiband does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights. Multiband does not have outstanding any bonds, debentures, notes, or other obligations or debt securities the holders of which have a right to vote (or convertible into, or exercisable into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

5.3.2 Subsidiaries.

(a) Schedule 5.3.2 attached hereto contains a true and correct list of Multiband’s subsidiaries and sets forth with respect to each subsidiary the jurisdiction of formation. The issued and outstanding shares of capital stock of each subsidiary has been duly authorized and validly issued, are fully paid and nonassessable, and are owned by Multiband free and clear of any liens.

(b) Each Multiband subsidiary is validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power to own, lease, and operate its properties and to carry on its business as now being duly conducted, and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions in which the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Multiband Material Adverse Affect.

(c) Other than shares of capital stock owned by Multiband, no Multiband subsidiary has issued and outstanding securities of any kind. No Multiband subsidiary is a party to any contract obligating such subsidiary, directly or indirectly, to issue any additional securities.

(d) No Multiband subsidiary has outstanding any bonds, debentures, notes, or other obligations or debt securities the holders of which have a right to vote (or convertible into, or exercisable into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(e) Other than subsidiaries set forth on Schedule 5.3.2, neither Multiband nor any Multiband subsidiary, either directly or indirectly, owns any securities or other interest in any corporation, partnership, joint venture, or other business association or entity, or to provide funds to or make any investment.

(f) Multiband and its subsidiaries have no obligations, contingent or otherwise, to provide funds or make an investment (in the form of a loan, capital contribution, or otherwise) in any entity.

5.4 Absence of Conflict with Charter Documents, Bylaws and Material Contracts; Authorization.

5.4.1 Except as set forth on Schedule 5.4.1, the execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof by the Multiband Parties do not and will not, with or without the giving of notice, the lapse of time or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, any material agreement or other instrument (including without limitation, the Multiband, and/or the Multiband Affiliates’ Articles of Incorporation and Bylaws) by which the Multiband Parties are bound, any judgment, decree, order or award of any court, Governmental Body or arbitrator, or any material applicable law, rule or regulation.

5.4.2 No authorization or order of, declaration, registration, or filing with, or notice to any governmental entity is required by or with respect to Multiband in connection with the execution and delivery of this Agreement and the consummation of the Share Exchange, except for: (a) such filings as may be necessary under the Hart-Scott- Rodino Act, or (b) such filings as may be required under the 1933 Act or the 1934 Act or the rules of the NASDAQ Stock Market.

5.5 Financial Statements. The financial statements of the Multiband Affiliates as of December 31, 2006, and the fiscal year then ended, audited by Virchow, Krause & Company, LLP, Multiband’s certified public accountants, have been prepared in accordance with generally accepted accounting practices and fairly represent the financial condition of Multiband on such date. Since December 31, 2006, there has been no material adverse change in the financial condition of the Multiband Affiliates. The financial statements of the Multiband Affiliates as of December 31, 2007, and the fiscal year then ended have been prepared in accordance with generally accepted accounting practices and fairly represent the financial condition of Multiband on such date.

5.6 Condition, Ownership and Status of Owned and Leased Real and Personal Property.

5.6.1 The Multiband Affiliates do not own any real property (including without limitation any option or other right or obligation to purchase any real property or any interest therein).

5.6.2 Schedule 5.6.2 sets forth a complete list of all real property and interests in real property used, held for use or intended to be used primarily in the operation or conduct of the Multiband Affiliates’ business and identifies any leases, reciprocal easements, operating agreements, licenses or similar agreements relating thereto. True and complete copies of each agreement set forth on Schedule 5.6.2 has previously been furnished to DTHC and MMT. Each agreement set forth on Schedule 5.6.2 is in full force and effect and has not been amended in writing or otherwise, and no party thereto is in default or breach thereunder. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under such agreements. None of the Multiband Parties, any shareholder of Multiband or any Multiband Affiliate has received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment under any such agreement.

5.7 Litigation and Compliance with Laws. Except as set forth in Schedule 5.7 of this Agreement, (a) the Multiband Affiliates are not engaged in or a party to any legal action, investigation, arbitration or other proceeding before any court, administrative agency or arbitrator in which a final determination adverse to any Multiband Affiliate would have a material adverse effect on the assets, financial condition or operations of the business; and (b) the Multiband Affiliates have not been charged with and, to their Knowledge, are not under investigation with respect to any violation of any provision of federal, state or other applicable law or administrative regulation. There is no unsatisfied judgment, penalty, or award against or affecting the Multiband Affiliates or any of their respective properties or assets that has or would reasonably be expected to have, individually or in the aggregate, a Multiband Material Adverse Affect.

5.8  Status of Material Contracts. The Multiband Affiliates have made available to DTHC and MMT true and complete copies of any material documents, contracts and commitments to which any of the Multiband Affiliates is a party (the “Multiband Contracts”). To their Knowledge, the Multiband Affiliates are not in default of any material term or provision of any of the Multiband Contracts. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not cause a breach of any of the Multiband Contracts.

5.9 Status of Labor Relations. Except as set forth on Schedule 5.9 attached hereto, (a) neither the Multiband Affiliates have not been or are not currently a party to any collective bargaining or other labor contract; and (b) there has not been, there is not presently pending or existing, and to the Multiband Affiliates’ Knowledge there is not threatened, (1) any strike, slowdown, picketing, organizing campaign, work stoppage, or employee grievance process, (2) any proceeding against or affecting the Multiband Affiliates relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Multiband or its premises, or (3) any application for certification of a collective bargaining agent. Except as set forth on Schedule 5.9 attached hereto, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees or independent contractors by the Multiband Affiliates, and no such action is contemplated by Multiband. Except as set forth on Schedule 5.9 attached hereto, the Multiband Affiliates have complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Except as set forth on Schedule 5.9 attached hereto, the Multiband Affiliates are not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements, including without limitation any retroactive workers’ compensation.

5.10 Status of Employee Benefit Plans.

5.10.1   Set forth on Schedule 5.10.1 attached hereto is a list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (a) is maintained or contributed to by the Multiband Affiliates or any other person controlled by, controlling or under common control with the Multiband Affiliates (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“Multiband ERISA Affiliate”) or has been maintained or contributed to in the last six years by Multiband, or any Multiband ERISA Affiliate, or with respect to which the Multiband Affiliates have or may have any liability, and (b) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee, independent contractor or service provider of the Multiband Affiliates or any Multiband ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively, the “Multiband Employee Plans”). Schedule 5.10.1 attached hereto identifies as such any Multiband Employee Plan that is (w) a Defined Benefit Plan; (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan.

5.10.2   The Multiband Affiliates have delivered to DTHC and MMT copies of (a) the documents comprising each Multiband Employee Plan (or, with respect to any Multiband Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of the Multiband Affiliates or any Multiband ERISA Affiliate); (b) all trust agreements, insurance contracts or any other funding instruments related to the Multiband Employee Plans; (c) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the PBGC or any other Governmental Body that pertain to any Multiband Employee Plan and any open requests therefor; (d) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Multiband Employee Plans during the current year and each of the three preceding years; (e) all collective bargaining agreements pursuant to which contributions to any Multiband Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by the Multiband Affiliates or any Multiband ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (f) all contracts with third-party record keepers, trustees, appraisers, actuaries, accountants, attorneys, investment managers, consultants and other independent contractors that relate to any Multiband Employee Plan; (g) with respect to Multiband Employee Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years; and (h) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications, including communications to Multiband Employee Plan participants, regarding the Multiband Employee Plans.

5.10.3   Except as set forth on Schedule 5.10.3 attached hereto, the Multiband Affiliates have made full payment for all amounts that are required under the terms of each Multiband Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Multiband Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Multiband Employee Plan, whether or not waived. The value of the assets of each Multiband Employee Plan exceeds the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such Multiband Employee Plan. Multiband is not required to provide security to a Multiband Employee Plan under Section 401(a)(29) of the Code. The funded status of each Multiband Employee Plan that is a Defined Benefit Plan is disclosed on Schedule 5.10.3 attached hereto in a manner consistent with the Statement of Financial Accounting Standards No. 87. The Multiband Affiliates have paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Multiband Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

5.10.4   Except as disclosed on Schedule 5.10.4 attached hereto, no Multiband Employee Plan, if subject to Title IV of ERISA, has been completely or partially terminated, nor has any event occurred nor does any circumstance exist that could result in the partial termination of such Multiband Employee Plan. The PBGC has not instituted or threatened a proceeding to terminate or to appoint a trustee to administer any of the Multiband Employee Plans pursuant to Subtitle 1 of Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the Multiband Employee Plans by the PBGC. No Multiband Employee Plan has been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC. The Multiband Affiliates have paid in full all insurance premiums due to the PBGC with regard to the Multiband Employee Plans for all applicable periods ending on or before the Closing Date.

5.10.5   None of the Multiband Affiliates nor any Multiband ERISA Affiliate has any liability or has Knowledge of any facts or circumstances that might give rise to any liability, and the transactions contemplated by this Agreement will not result in any liability, (a) for the termination of or withdrawal from any Multiband Employee Plan under Sections 4062, 4063 or 4064 of ERISA, (b) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (c) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (d) for any excise tax imposed by Section 4971 of the Code, (e) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, or (f) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.

5.10.6   The Multiband Affiliates have, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (a) COBRA and (b) any applicable state statutes mandating health insurance continuation coverage for employees. Set forth on Schedule 5.10.6 is a list of all individuals who are current or former COBRA beneficiaries, their relationship to the Multiband Affiliates, the welfare plans they participated in, the benefits they elected to receive under COBRA and the expiration (or expected expiration) of their coverage.

5.10.7   The forms of all Multiband Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in accordance with their terms and each of the Multiband Employee Plans and the administration thereof, is and has been in compliance with the requirements of any and all applicable statutes, orders, or governmental rules or regulations, including, but not limited to, ERISA and the Code. To the Multiband Affiliates’ Knowledge, none of the Multiband Affiliates or any fiduciary of a Multiband Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Multiband Employee Plans (including Internal Revenue Service/Department of Labor Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Multiband Employee Plans have been appropriately given.

5.10.8   Each Multiband Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and none of the Multiband Affiliates or any fiduciary of any Employee Benefit Plan, has Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Multiband Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and none of the Multiband Affiliates or any fiduciary of any Employee Benefit Plan has Knowledge of any circumstance that will or could result in a revocation of such exemption. Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Multiband Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

5.10.9   There is no material pending or threatened proceeding relating to any Multiband Employee Plan, nor is there any basis for any such proceeding. No action, suit, grievance, or arbitration or other manner of litigation or claim with respect to the assets thereof of any Multiband Employee Plan (other than routine claims for benefits made in the ordinary course of plan administration, for which plan administrative review procedures have not been exhausted) is pending, threatened or imminent against or with respect to any of the Multiband Employee Plans, the Multiband Affiliates, any ERISA affiliate, or any fiduciary of a Multiband Employee Plan. None of Multiband or any fiduciary of a Multiband Employee Plan has engaged in a transaction with respect to any Multiband Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to subject Multiband to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

5.10.10 The Multiband Affiliates have maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed on Schedule 5.10.10.

5.10.11 Except as set forth on Schedule 5.10.11 and as required by Legal Requirements, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any present of former director, employee, officer, or independent contractor of the Multiband Affiliates. There are no contracts or arrangements with respect to the Multiband Affiliates providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

5.10.12 Except as set forth on Schedule 5.10.12 and for the continuation coverage requirements of COBRA, the Multiband Parties do not have any potential liability for benefits to present or former employees, independent contractors or their respective dependents following termination of employment or retirement under any of the Multiband Employee Plans that are Employee Welfare Benefit Plans.

5.10.13 No written or oral representations have been made to any employee, independent contractor, or former employee or former independent contractor of the Multiband Parties promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any present or former employee or independent contractor of Multiband or Multiband Affiliate or former independent contractor concerning the employee benefits of the Multiband Parties.

5.10.14 The Multiband Affiliates do not maintain any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

5.11 Status of Environmental Liabilities. Except as set forth on Schedule 5.11,

5.11.1   The Multiband Parties are, and at all times has been, in full compliance with, and has not been and is not in violation of or liable in any material respects under, any Environmental Law. No Multiband Party or any Multiband Affiliate has any basis to expect, nor has any of them or any other person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (a) any Governmental Body or private citizen acting in the public interest, or (b) the current or prior owner or operator of any Multiband Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Multiband Facilities or any other properties or assets (whether real, personal, or mixed) in which the Multiband Parties or any Multiband Affiliate has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Multiband Parties or any Multiband Affiliate or any other person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

5.11.2   There are no pending or, to the Knowledge of the Multiband Parties or any Multiband Affiliate, threatened claims, encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Multiband Facilities or any other properties and assets (whether real, personal, or mixed) in which the Multiband Parties or any Multiband Affiliate has or had an interest.

5.11.3   No Multiband Party or any Multiband Affiliate has any basis to expect, nor has any of them or any other person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Multiband Facilities or any other properties or assets (whether real, personal, or mixed) in which any Multiband Party or any Multiband Affiliate had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Multiband Parties or any Multiband Affiliate, or any other person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

5.11.4   Neither the Multiband Parties nor any Multiband Affiliate, or any other person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Multiband Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which the Multiband Parties or any Multiband Affiliate, has or had an interest, or at any property geologically or hydrologically adjoining the Multiband Facilities or any such other property or assets.

5.11.5   To the Knowledge of the Multiband Parties and the Multiband Affiliates, there are no Hazardous Materials present on or in the environment at the Multiband Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Multiband Facilities or such adjoining property, or incorporated into any structure therein or thereon. None of Multiband or a Multiband Affiliate and any other person for whose conduct they are or may be held responsible, or any other person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Multiband Facilities or any other properties or assets (whether real, personal, or mixed) in which the Multiband Parties or any Multiband Affiliate has or had an interest.

5.11.6   There has been no release or, to the Knowledge of the Multiband Parties or a Multiband Affiliate, threat of release, of any Hazardous Materials at or from the Multiband Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Multiband Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Multiband Parties or any Multiband Affiliate has or had an interest, or any geologically or hydrologically adjoining property, whether by the Multiband Parties or any Multiband Affiliate or any other person.

5.11.7   The Multiband Parties have delivered to DTHC and MMT true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Multiband Parties, or a Multiband Affiliate pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Multiband Facilities, or concerning compliance by the Multiband Parties or any Multiband Affiliate or any other person for whose conduct they are or may be held responsible, with Environmental Laws.

5.12 Status of Insurance Policies.

5.12.1   The Multiband Parties have delivered to DTHC and MMT: (a) copies of all policies of insurance to which the Multiband Parties, or any Multiband Affiliate is a party or under which any such person is or has been covered at any time within the five years preceding the date of this Agreement and which relates to the business of the Multiband Parties; (b) statements of any insurance brokerage fees paid, if any, in addition to premiums shown on current policies, (c) schedules/registers of insurance for each of the five years preceding the earliest policy year referenced in clause (a) hereof, showing brokers, carriers, policy numbers, dates of coverage, types of insurance, limits provided and premiums, (d) copies of all pending applications for policies of insurance; copies of all applications filed in connection with current policies and (e) any statement by the auditor of Multiband’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims. Set forth on Schedule 5.12.1 is a list of all policies of insurance related to the Multiband Parties, including the policy number of each such policy.

5.12.2   Schedule 5.12.2 describes: (a) any self-insurance arrangement by or affecting the Multiband Parties, including any reserves established thereunder and any partial self-insurance such as through deductibles of more than $100,000 each occurrence, at any time during the ten years preceding the date of this Agreement; (b) any current or previous contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk related to Multiband, including any captive insurance company participation; and (c) all obligations of Multiband to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

5.12.3   Schedule 5.12.3 sets forth, by year, for the current policy year and each of the ten preceding policy years: (a) a summary (whether internally prepared or insurance company issued) of the loss experience under each policy; (b) a statement describing each open claim and all closed claims for an amount in excess of $100,000 under an insurance policy, which sets forth: (1) the name of the claimant; (2) a description of the policy by insurer, type of insurance, and period of coverage; and (3) the amount and a brief description of the claim; and (c) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

5.12.4   Except as set forth on Schedule 5.12.4: (a) all policies that provide coverage to the Multiband Parties, or any Multiband Affiliate: (1) are valid, outstanding, and enforceable; (2) are issued by an insurer that is financially sound and reputable; (3) taken together, provide adequate insurance coverage for the assets and the operations of the Multiband Parties for all risks normally insured against by a person carrying on the same business or businesses as Multiband and for all risks to which the Multiband Parties are normally exposed; (4) are sufficient for compliance with all Legal Requirements and contracts related to the Multiband Parties; (5) will continue in full force and effect following the Closing Date; and (6) do not provide for any retrospective premium adjustment or other experienced-based liability; (b) the Multiband Parties or any Multiband Affiliate have not received (1) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (2) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder; (c) the Multiband Parties and the Multiband Affiliates have paid all premiums due, and has otherwise performed all of its obligations, under each policy related to the Multiband Parties and the Multiband Affiliates or that provides coverage for the Multiband Parties and the Multiband Affiliates; and (d) the Multiband Parties have given notice to the insurer of all claims that may be insured thereby.

5.13 Compliance with Specified Matters Relating to Taxes, Permits and Licenses. To their Knowledge, the Multiband Parties have timely filed or caused to be timely filed (or has received an appropriate extension of time to file) all material Tax Returns that are or were required to be filed by them prior to the Closing Date, pursuant to applicable Legal Requirements, and such Tax Returns were true and correct in all material respects. In addition, and to their Knowledge, the Multiband Parties have paid all Taxes that have or may have become due pursuant to such Tax Returns or otherwise, or pursuant to any assessment received by Multiband. To their Knowledge, the Multiband Parties possess all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle them to own their properties and to transact the businesses in which they are now engaged.

5.14 Enforceability. This Agreement constitutes the legal, valid and binding obligation of the Multiband Parties, enforceable against them in accordance with its terms. Upon the execution and delivery by the Multiband Affiliates of each agreement to be executed or delivered by the Multiband Affiliates at the Closing (collectively, the “Multiband Closing Documents”), each of the Multiband Closing Documents will constitute the legal, valid and binding obligation of the Multiband Affiliates, enforceable against them in accordance with their respective terms except as enforcement is affected by laws of bankruptcy, reorganization, insolvency and creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity. The Multiband Parties have the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Multiband Closing Documents to which it is a party and to perform its obligations under this Agreement and the Multiband Closing Documents, and such action has been duly authorized by all necessary action by such Multiband Parties’ shareholders and boards of directors, and by the Multiband Affiliates’ board of directors.

5.15. Intellectual Property.

5.15.1   Set forth on Schedule 5.15.1 is a list and description of all patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, used, licensed or controlled by or the Multiband Parties or any Multiband Affiliate and all goodwill associated therewith comprising their intellectual property assets. The Multiband Parties and the Multiband Affiliates own or have the right to use and the Multiband Parties and the Multiband Affiliates shall as of the Effective Time own or have the right to use their business names, all assumed fictitious business names, any and all information, know-how, trade secrets, patents, copyrights, trademarks, trade names (and all derivatives thereof), software, formulae, methods, processes and other intangible properties that are necessary or customarily used by the Multiband Parties and the Multiband Affiliates for the ownership, management or operation of their businesses that otherwise comprise their intellectual property assets, including those listed on Schedule 5.15.1. Except as set forth on Schedule 5.15.1, (a) the Multiband Parties and the Multiband Affiliates are the sole and exclusive owners of all right, title and interest in and to all of their intellectual property assets, and have the exclusive right to use, transfer and license the same, free and clear of any claim or conflict with their intellectual property assets of others; (b) no royalties, honorariums or fees are payable to any person by reason of the ownership or use of any of their intellectual property assets; (c) there have been no claims made against or asserting the invalidity, abuse, misuse, or unenforceability of any of their intellectual property assets and no grounds for any such claims exist; (d)  the Multiband Parties and the Multiband Affiliates have not made any claim of any violation or infringement by others of any of their intellectual property assets or interests therein and, to the Knowledge of the Multiband Parties and the Multiband Affiliates, no grounds for any such claims exist; (e)  the Multiband Parties and the Multiband Affiliates have not received any notice that they are in conflict with or infringing upon the asserted intellectual property rights of others in connection with their intellectual property assets, and, to their Knowledge, neither the use of their intellectual property assets nor the operation of their business is infringing or has infringed upon any intellectual property rights of others; (f) their intellectual property assets are sufficient and include all intellectual property rights necessary for the Multiband Parties and the Multiband Affiliates to lawfully operate their business as presently being operated; (g) no interest in any the Multiband Parties’ and or Multiband Affiliates’ intellectual property assets has been assigned, transferred, licensed or sublicensed by the Multiband Parties or the Multiband Affiliates to any person other than the Multiband Parties or a Multiband Affiliate pursuant to this Agreement; (h) to the extent that any item constituting part of the Multiband Parties and Multiband Affiliates’ intellectual property assets has been registered with, filed in or issued by, any Governmental Body, such registrations, filings or issuances are listed on Schedule 5.15.1 and were duly made and remain in full force and effect; (i) to the Knowledge of Multiband and the Multiband Affiliates, there has not been any act or failure to act during the prosecution or registration of, or any other proceeding relating to, any of their intellectual property assets or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of their intellectual property assets; (j) to the extent any of the Multiband Parties or Multiband Affiliates’ intellectual property asset constitutes proprietary or confidential information, such information has been adequately safeguarded from disclosure; and (k) to the Knowledge of the Multiband Parties, all of the Multiband Parties’ current intellectual property assets will remain in full force and effect following the Effective Time without alteration or impairment.

5.15.2   Schedule 5.15.2 contains a list and summary description of all rights in internet web sites and internet domain names presently used by the Multiband Parties and the Multiband Affiliates comprising part of their intellectual property assets (collectively “Multiband Net Names”). To the Multiband Parties’ and the Multiband Affiliates’ Knowledge, all Multiband Net Names have been registered and are in compliance with all formal Legal Requirements. No Multiband Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to the Knowledge of the Multiband Parties and the Multiband Affiliates, no such action is threatened with respect to any Multiband Net Name. To the Knowledge of the Multiband Parties and the Multiband Affiliates, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Multiband Net Name. To the Multiband Parties’ and the Multiband Affiliates’ Knowledge, no Multiband Net Name is infringed or, to the Knowledge of the Multiband Parties and the Multiband Affiliates, has been challenged, interfered with or threatened in any way. To the Multiband Parties and the Multiband Affiliates’ Knowledge, no Multiband Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other person.

5.16 Conflicting Interests. Except as set forth in Schedule 5.16, no present or former officer or director of the Multiband Parties or the Multiband Affiliates has (a) any material interest in any property used in or pertaining to the business of the Multiband Parties or the Multiband Affiliates; or (b) any contract, commitment, arrangement or understanding with the Multiband Parties or any Multiband Affiliate.

5.17 SEC Filings; Financial Statements.

5.17.1   Multiband and the Multiband Affiliates have filed all forms, reports, and documents to be filed with the SEC since March, 2001 (collectively, the “Multiband SEC Reports”). As of the respective dates that they were filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (a) each of the Multiband SEC Reports complied in all material respects with the requirements of the 1933 Act and the 1934 Act, as the case may be, and (b) none of the Multiband SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Multiband Affiliate is required to file any form, report, or other document with the SEC or any similar governmental entity or any national securities exchange or quotation service.

5.17.2   Each of the consolidated financial statements (including in each case any notes thereto) contained in the Multiband SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, or in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC), and each presents fairly, in all material respects, the consolidated financial position, results of operations, and cash of Multiband and its consolidated subsidiaries, as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments which would not reasonably be expected to be, individually or in the aggregate, material to the Multiband Affiliates taken as a whole). The most recent Multiband balance sheet contained in the Multiband SEC Reports as of September 30, 2007, is hereinafter referred to as the “Multiband Balance Sheet” and the date thereof is hereinafter referred to as the “Multiband Balance Sheet Date”.

5.17.3   Multiband has furnished to DTHC and MMT a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which were required to be filed, to agreements, documents, or other instruments that Multiband previously filed with the SEC pursuant to the 1933 Act and the 1934 Act.

5.17.4   Multiband is in compliance with (a) the applicable provisions of the Sarbanes-Oxley Act of 2002 (“SOX”), and (b) the applicable NASDAQ listing and corporate governance rules and regulations, except for an equity deficiency of $600,000, as of September 30, 2007, pursuant to NASDAQ’s minimum equity requirements.

5.17.5   Multiband has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the 1934 Act). Such disclosure controls and procedures are sufficient to ensure that all information that is required to be disclosed by Multiband in the reports that it files or submits under the 1934 Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to Multiband’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of Multiband’s Chief Executive Officer and Chief Financial Officer required under the 1934 Act with respect to such reports.

5.17.6   Multiband has established and maintained internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the 1934 Act). Such internal controls over financial reporting provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. There are no significant deficiencies or material weaknesses in the design or operation of Multiband’s internal controls, which could have a Multiband Material Adverse Affect with respect to Multiband’s ability to record, process, summarize, and report financial data. There is no fraud, whether or not material, that involves Multiband’s management or other Multiband employees who have a significant role in Multiband’s internal controls.

5.17.7   Since March 2005, Multiband has not received any oral or written notification of a “reportable condition” or “material weakness” in Multiband’s internal controls (as defined in the Statements of Auditing Standards 60, as in effect on the date hereof).

5.18 No Undisclosed Liabilities. The Multiband Affiliaties have no liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise, except (a) those which are adequately disclosed in the Multiband Balance Sheet, and (b) those which have been incurred in the ordinary course of business and consistent with past practice since the Multiband Balance Sheet Date and which would not reasonably be expected to have, individually or in the aggregate, a Multiband Material Adverse Affect. The Multiband Affiliates are not a party to, and do not have a commitment to become a party to, any joint venture, off-balance sheet partnership, or similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Multiband Affiliates, on the one hand, and an unconsolidated affiliates, including any structured finance, special purpose, or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a)(iv) of Regulation S-K).

5.19 Taxes.

5.19.1   Each of the Multiband Affiliates has duly and timely filed all Tax Returns required to have been filed by or with respect to the Multiband Affiliates and will duly and timely file all Tax Returns due between the date hereof and the Closing Date. Each such Tax Return correctly and completely reflects all liability for Taxes and all information required to be reported thereon. All Taxes owed by the Multiband Affiliates (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). Each of the Multiband Affiliates has adequately provided for, in its books of account and records, all Liability for all unpaid Taxes, being current Taxes not yet due and payable.

5.19.2   Each of the Multiband Affiliates has withheld and timely paid all Taxes required to have been withheld and paid by it and has complied with all information reporting and backup withholding requirements, including maintenance of required records related thereto.

5.19.3   The statute of limitations for the assessment of income Taxes has expired for all periods prior to January 1, 2004. The Multiband Affiliates are not the beneficiaries of any extension of time within which to file any Tax Return, nor has any Multiband Affiliate made (or had made on its behalf) any requests for extension. The Multiband Affiliates have not waived (or is subject to a waiver) of any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

5.19.4   Schedule 5.19.4 indicates those Multiband Affiliates’ Tax Returns that have been audited and those Tax Returns that are currently the subject of audit. Except as set forth on Schedule 5.19, there is no material action now pending or threatened against or with respect to the Multiband Affiliates in respect of any Tax or any assessment or deficiency. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Multiband Affiliates’ assets. The Multiband Affiliates have delivered to DTHC and MMT correct and complete copies of all Federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Multiband Affiliates.

5.19.5   Schedule 5.19.5 lists as of the date of this Agreement all jurisdictions in which the Multiband Affiliates currently file Tax Returns. No claim has been made by any Taxing Authority in any jurisdiction where the Multiband Affiliates do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.

5.19.6   The Multiband Affiliates have not filed any consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provisions of state, local, or foreign income Tax law). None of the assets or properties of the Multiband Affiliates constitutes tax exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code. The Multiband Affiliates are not parties to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any “long-term contract” within the meaning of Section 460 of the Code. The Multiband Affiliates have never been United States real property holding corporations within the meaning of Section 897(c)(2) of the Code. The Multiband Affiliates are not “foreign persons” within the meaning of Section 1445 of the Code. The Multiband Affiliates have not made any payments, and are not obligated to make any payments, or are parties to any agreement that under certain circumstances could obligate them or any one of them to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise tax to the recipient of such payments pursuant to Section 4999 of the Code.

5.19.7   The Multiband Affiliates have not been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the five-year period ending as of the date of this Agreement. The Multiband Affiliates have not received any ruling from any Tax Authority or have entered into (or is subject to) any agreement with a Taxing Authority. The Multiband Affiliates have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income Tax within the meaning of Section 6662 of the Code.

5.19.8   The Multiband Affiliates (a) have never been parties to a Tax allocation or sharing agreement or Tax indemnification agreement, (b) have never been members of an affiliated, consolidated, condensed, or unitary group, (c) have no liability for or obligation to pay Taxes of any other person under Treas. Reg. Section 1.1502-6 (or any similar provision of Tax law), or as a transferee or successor, by contract or otherwise. The Multiband Affiliates are not parties to any joint venture, partnership, or other arrangement that is treated as a partnership for Federal income Tax purposes.

5.19.9   The Multiband Affiliates have not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

5.20 Absence of Certain Changes or Events. Since the Multiband Balance Sheet Date to the date of this Agreement:

(a) there has not been a Multiband Material Adverse Effect;

(b) the Multiband Affiliates have not amended or otherwise modified their articles of incorporation or other organizational instruments;

(c) the Multiband Affiliates have not declared, set aside, or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;

(d) the Multiband Affiliates have not split, combined, or reclassified any of their securities, or issued, or authorized for issuance, any securities except for the grant of Multiband stock options and the issuance of shares of Multiband Common Stock upon exercise of Multiband stock options, in each case, in the ordinary course of business consistent with past practice;

(e) there has not been any material damage, destruction, or loss with respect to the property and assets of the Multiband Affiliates, whether or not covered by insurance;

(f) there has not been any revaluation of the Multiband Affiliates’ assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

(g) the Multiband Affiliates have not made any change in accounting practices; or

(g) the Multiband Affiliates have not agreed, whether in writing or otherwise, to do any of the foregoing.

5.21 Completeness of Statements. No representation or warranty of the Multiband Parties or the Multiband Affiliates herein, and no written statement or certificate furnished, or to be furnished, by or on behalf of the Multiband Parties or the Multiband Affiliates to DTHC and MMT or its agents pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain on the Closing, any untrue statement of a material fact or omits or will omit to state a material fact necessary in light of the circumstances to make the statements contained herein or therein not misleading.

5.22 Cooperation with Independent Appraiser. The Multiband Parties and the Multiband Affiliates have provided or will provide the Multiband Independent Appraiser with all information requested by it in connection with the independent appraisal of the fair market value of the Multiband Shares, and have not withheld any information that, to the Multiband Parties’ and the Multiband Affiliates’ Knowledge, might have an adverse effect on the outcome of such independent appraisal.

5.23 Completeness of Disclosures. The Multiband Parties and the Multiband Affiliates have disclosed to DTHC and MMT all material information they are aware of or have actual knowledge of in connection with the business, financial condition, valuation and prospects of the Multiband Parties and the Multiband Affiliates, and, to their Knowledge, no facts or circumstances exist which could materially adversely affect the Multiband Parties or the Multiband Affiliates. To the best of the Multiband Parties’ Knowledge, after diligent investigation, the representations and warranties made by the Multiband Parties in this Section 5. are true, complete and accurate.

SECTION 6.  Additional Agreements

6.1 Conduct of Business by MMT.

6.1.1 During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the consummation of the transactions contemplated hereby, MMT shall, and it shall cause the MMT Affiliates to:

(a) carry on its business in the usual, regular, and ordinary course in a manner consistent with past practice;

(b) use its reasonable best efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and other having business dealings with it; and

(c) use its reasonable best efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of MMT contained in this Agreement shall be true and correct, as though such representations and warranties were made on and as of such date, and MMT shall use its reasonable best efforts to cause all of the conditions to the obligations of MMT under this Agreement to be satisfied as soon as practicable following the date hereof.

6.1.2 Except as expressly provided in this Agreement, MMT shall not permit any of MMT Affiliates to, without the prior written consent of Multiband:

(a) adopt or propose any amendment to MMT’s and/or the MMT Affiliates’ Articles of Incorporation and other organizational instruments;

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any MMT and/or MMT Affiliates’ securities;

(c) (i) issue or authorize for issuance of any MMT and/or MMT Affiliates’ securities, except the grant of MMT incentive stock options contemplated on Schedule 4.3 to newly hired non-officer employees in the ordinary course of business consistent with past practice, or (ii) except in connection with the Share Exchange, make any change in any issued and outstanding securities, or redeem, purchase, or otherwise acquire any securities other than the repurchase at cost from MMT and/or MMT Affiliates’ employees of MMT Shares in connection with the termination of their employment pursuant to MMT’s standard of form of option/restricted shareholder agreement and as otherwise contemplated on Schedule 4.3;

(d) (i) other than pursuant to a written agreement or MMT Benefit Plan in the amount required hereunder and other than payment of bonuses and increases in salaries or wage rates or fringe benefits to non-officer employees, contractors or consultants in the ordinary course of business consistent with past practice, (A) modify the compensation or benefits payable or to become payable by MMT and/or the MMT Affiliates to any of its current or former directors, officers, employees, contractors or consultants, or (B) modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors, or consultants of MMT and/or the MMT Affiliates other than as contemplated on Schedule 6.1.2(d)(i)(B), or (ii) enter into any employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at-will”), severance or termination agreement;

(e) establish, adopt, enter into, amend, or terminate any MMT Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors, or consultants of MMT and/or the MMT Affiliates except in the ordinary course of business;

(f) other than (i) sales of inventory, and (ii) other dispositions of property and assets that are not material, individually or in the aggregate, to MMT and the MMT Affiliates, taken as a whole, in each case in the ordinary course of business consistent with past practice, sell, lease, transfer or assign any property or assets of the MMT and/or the MMT Affiliates;

(g) except as indicated on Schedule 6.1.2(g) and other than borrowings in the ordinary course of business consistent with past practice pursuant to credit facilities existing on the date of this Agreement or the financing of ordinary course trade payables consistent with past practice, (i) assume, incur or guarantee any indebtedness, other than endorsements for collection in the ordinary course of business, or (ii) modify the terms of any existing indebtedness in any material respect;

(h) other than permitted liens and liens granted pursuant to credit facilities existing on the date of this Agreement in connection with borrowings permitted under subparagraph (g), pledge or permit to become subject to liens any properties or assets of MMT and/or the MMT Affiliates;

(i) other than travel loans or advances in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person;

(j) not cancel any debts or waive any claims or rights of substantial value;

(k) other than in the ordinary course of business consistent with past practice, (i) amend, modify or terminate, or waive, release, or assign any rights under, any material contract, (ii) enter into any contract which, if entered into prior to the date hereof, would have been required to be set forth in the Schedules attached to this Agreement;

(l) acquire, or agree to acquire, from any person any assets, operations, business, or securities or engage in, or agree to engage in, any merger, consolidation or other business combination with any person, except in connection with (i) capital expenditures set forth in Schedule 6.1.2(l)(i), (ii) acquisitions of inventory and other tangible assets in the ordinary course of business consistent with past practice and (iii) acquisitions of assets, operations, businesses or securities set forth in Schedule 6.1.2(l)(iii), and other such acquisitions not to exceed One Million and No/100 Dollars ($1,000,000.00) in the aggregate;

(m) amend any MMT stock option or any other similar plan, or authorize cash payments in exchange for any of the foregoing;

(n) except as indicated on Schedule 6.1.2(n), make any filings or registrations, with any governmental entity, except routine filings and registrations made in the ordinary course of business and filings made pursuant to this Agreement;

(o) take any actions outside the ordinary course of business;

(p) other than as required by GAAP (as advised by its regular independent accounts), make any changes in its accounting methods, principles or practices;

(q) make any tax election, change its method of Tax accounting or settle any claim relating to taxes;

(r) take any action or omit to do any act within its reasonable control which action or omission which is reasonable likely to result in any of the conditions to the transactions contemplated by the Agreement not being satisfied, except as may be required by applicable law; or

(s) agree, whether in writing or otherwise, to do any of the foregoing.

6.2 Conduct of Business by Multiband.

6.2.1 During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the consummation of the transactions contemplated hereby, the Multiband Affiliates shall:

(a) carry on its business in the usual, regular and ordinary course in a manner consistent with past practice;

(b) use its reasonable best efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it; and

(c) use its reasonable best efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of the Multiband Affiliates contained in this Agreement shall be true and correct, as though such representations and warranties were made on and as of such date, and the Multiband Affiliates shall use their reasonable best efforts to cause all of the conditions to the obligations of the Multiband Affiliates under this Agreement to be satisfied as soon as practicable following the date hereof.

6.2.2 Except as expressly provided in this Agreement, the Multiband Affiliates shall not:

(a) adopt or propose any amendment to their Articles of Incorporation or other organizational instruments, except, if required, to increase its authorized Multiband Share capitalization from 20,000,000 to 100,000,000 shares and legally effectuate the Closing of the Share Exchange;

(b) declare, set aside, or pay any dividend (except for preferred stock dividends paid monthly or quarterly in the ordinary course of business) or other distribution (whether in cash, stock or other property) with respect to any securities;

(c) (i) issue or authorize for issuance any securities, except the grant of Multiband stock options to newly hired non-officer employees in the ordinary course of business consistent with past practice and/or the issuance of shares of Multiband Common Stock and/or Preferred Stock upon the exercise of Multiband stock options, except as necessary to effectuate the terms of this Agreement, or (ii) make any change in the issued and outstanding securities, or redeem, purchase or otherwise acquire any securities other than the repurchase at cost from employees of Multiband Shares in connection with the termination of their employment pursuant to Multiband’s standard form of option/restricted shares agreement;

(d) (i) other than pursuant to a written agreement or Multiband Benefit Plan in the amount required hereunder and other than payment of bonuses and increases in salaries or wage rates or fringe benefits to non-officer employees, contractors or consultants in the ordinary course of business consistent with past practice, (A) modify the compensation or benefits payable or to become payable by the Multiband Affiliates to any of its current or former directors, officers, employees, contractors or consultants, or (B) modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Multiband Affiliates, or (ii) enter into any employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees are terminable “at-will”), severance or termination agreement;

(e) establish, adopt, enter into, amend or terminate any Multiband Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors or consultants of the Multiband Affiliates;

(f) other than (i) sales of inventory, and (ii) other dispositions of property and assets that are not material, individually or in the aggregate, to the Multiband Affiliates, taken as a whole, in each case in the ordinary course of business consistent with past practice, sell, lease, transfer or assign any property or assets of the Multiband Affiliates;

(g) other than borrowings in the ordinary course of business consistent with past practice pursuant to credit facilities existing on the date of this Agreement or the financing of ordinary course trade payables consistent with past practice, (i) assume, incur or guarantee any indebtedness, other than endorsements for collection in the ordinary course of business, or (ii) modify the terms of any existing indebtedness if any material respect;

(h) other than permitted liens and liens granted pursuant to credit facilities existing on the date of this Agreement in connection with borrowings permitted under subparagraph (g), pledge or permit to become subject to liens any properties or assets of the Multiband Affiliates;

(i) other than travel loans or advances in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person;

(j) not cancel any debts or waive any claims or rights of substantial value;

(k) other than in the ordinary course of business consistent with past practice, (i) amend, modify or terminate, or waive, release or assign any rights under, any material contract, (ii) enter into any contract which, if entered into prior to the date hereof, would have been required to be set forth in the Schedules attached to this Agreement;

(l) acquire, or agree to acquire, from any person any assets, operations, business or securities or engage in, or agree to engage in, any merger, consolidation or other business combination with any person, except in connection with (i) capital expenditures set forth in Schedule 6.2.2(l)(i), (ii) acquisitions of inventory or other tangible assets in the ordinary course of business consistent with past practice and (C) acquisitions of assets, operations, businesses or securities set forth in Schedule 6.2.2(l)(ii), and other such acquisitions not to exceed One Million and No/100 Dollars ($1,000,000.00) in the aggregate;

(m) not settle or compromise any litigation other than settlements or compromises of litigation where the settlement is limited solely to the release of claims and the monetary payment by the Multiband Affiliates does not exceed One Million and No/100 Dollars ($1,000,000.00) in the aggregate or Five Hundred Thousand and No/100 Dollars ($500,000.00) in any individual case;

(n) amend any Multiband stock option or any other similar plan, or authorize cash payments in exchange for any of the foregoing;

(o) make any filings or registrations, with any governmental entity, except routine filings and registrations made in the ordinary course of business and filings in connection with this Agreement;

(p) take any actions outside the ordinary course of business;

(q) other than as required by GAAP (as advised by its regular independent accounts), make any changes in its accounting methods, principles or practices;

(r) make any tax election, change its method of Tax accounting or settle any claim relating to taxes;

(s) take any action or omit to do any act within its reasonable control which action or omission which is reasonably likely to result in any of the conditions to the transactions contemplated by this Agreement not being satisfied, except as may be required by applicable law; or

(t) agree, whether in writing or otherwise, to do any of the foregoing.

6.4 Meetings of Board of Directors and Shareholders.

6.4.1 As promptly as practicable, each of DTHC, MMT and Multiband shall take all action necessary under the laws of Delaware, Michigan, and Minnesota and the respective Certificate and Articles of Incorporation and other organizational instruments to call, convene and hold a meeting of its respective boards of directors and/or shareholders as required under the applicable state laws to consider, in the case of, DTHC, MMT, and Multiband, respectively, the adoption of this Agreement and the Share Exchange. Unless there has been a change in recommendation, Multiband shall use its reasonable best efforts to solicit from its board of directors the adoption of this Agreement and approval of the Share Exchange and take actions necessary or advisable to notify the SEC and the NASDAQ Stock Market and to take any other necessary actions pursuant to the laws of Minnesota..

6.5 Access to Information. Subject to the terms of the confidentiality provisions of the Letter of Intent (the “Confidentiality Agreement”), each of Multiband and MMT shall, and shall cause the Multiband Affiliates and the MMT Affiliates to, afford to the other party’s officers, directors, employees, accountants, counsel and other agents (“Representative(s)”) reasonable access to its properties, assets and records during the period prior to the Closing Date to obtain all information concerning its business as such other party may reasonable request. Each of Multiband and MMT shall furnish to the other Party all such documents and copies of documents and records and information with respect to itself and the Multiband Affiliates and the MMT Affiliates and copies of any working papers relation thereto as the other Party may reasonably request. Nothing in this Section 6.5 shall require Multiband or MMT, as the case may be, to provide any access, or to disclose any information, if permitting such access or disclosing such information would (a) violate applicable law, (b) violate any of its obligations with respect to confidentiality (provided that each party shall, upon the request of the other party, use its reasonable best efforts to obtain the required consent of any third party to such access or disclosure), or (c) result in the loss of attorney-client privilege (provided that each party shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). Each of Multiband and MMT also will consult with the other Party regarding its business on a regular basis.

6.6 Regulatory Approvals.

6.6.1  Each of MMT and Multiband shall promptly apply for, and take all reasonable necessary actions to obtain or make, as applicable, all authorizations, orders, declarations and filings with, and notices to, any Governmental Body or other person required to be obtained or made by it for the consummation of the transactions contemplated hereby. Each Corporate Party shall cooperate with and promptly furnish information to the other Corporate Party necessary in connection with any requirements imposed upon such other Corporate Party in connection with the consummation of the transactions contemplated hereby. Each of MMT and Multiband shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that may be necessary under the HSR Act. MMT and Multiband shall be equally responsible for all filing and other similar fees payable in connection with such filings, and for any local counsel fees.

6.6.2 Each of MMT and Multiband shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and any other Governmental Body and shall comply promptly with any such inquiry or request. Each of the MMT and Multiband shall give the other reasonable prior notice of any communication with, and any proposed understanding or agreement with, any governmental entity regarding any authorizations, orders, declarations and filings with, and notices to, any governmental entity, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any governmental entity with respect to the transactions contemplated by this Agreement. Notwithstanding the foregoing, (a) neither MMT nor Multiband shall be required to (i) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of their or their respective affiliates’ assets, or (ii) consent to any other structural or conduct remedy or enter into any settlement or agree to any order regarding antitrust matters respecting the transactions contemplated by this Agreement, and (b) neither MMT nor Multiband nor any of their respective affiliates shall have any obligation to contest, administratively or in court, any ruling, order or other action of any Governmental Body or any other person respecting the transactions contemplated by this Agreement; provided, however, that each of MMT and Multiband shall both promptly respond to the DOJ or the FTC to any request for additional information.

6.7 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Multiband, DTHC, and MMT. Thereafter, each of Multiband, DTHC, and MMT shall not issue any press release or otherwise make any public statements with respect to this Agreement, the Share Exchange, or any of the other transactions contemplated by this Agreement without the prior consent of the other Corporate Parties (such consent not to be unreasonably withheld or delayed); provided that a Corporate Party may, without such consent (but after prior consultation to the extent practicable in the circumstances), issue such press releases and make such public statements that it believes are required by applicable law or the rules of the NASDAQ Stock Market. Notwithstanding the foregoing, a Corporate Party may make public statements in response to questions from the press, analysts, investors and make internal announcements to employees, so long as such statements and announcements are consistent with previous press releases or public statements made jointly by Multiband, DTHC, and MMT and do not violate the terms of the Confidentiality Agreement.

6.8 Notification of Certain Matters. Each of Multiband, DTHC, and MMT shall give prompt notice to the other Corporate Parties of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or would reasonable be expected to have a Multiband Material Adverse Effect or a DTHC or MMT Material Adverse Effect, as applicable, (b) would cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein, (c) the failure of any condition precedent to its obligations, (d) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Share Exchange, (e) any notice or other communication from any governmental entity in connection with the Agreement or the Share Exchange; provided, however, that (i) the delivery of any notice pursuant to this Section 6.7 shall not prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (ii) disclosure by Multiband or MMT shall not be deemed to amend or supplement the MMT Disclosure Schedules or Multiband Disclosure Schedule or constitute an exception to any representation or warranty.

6.9 Extension of Time to Connsumate Original Transaction. The parties mutually agree to extend the deadline stated in Section 11.1.3 of the Original Agreement from March 31, 2008 to December 31, 2008.

SECTION 7.  General Conditions to the Share Exchange

7.1 The obligations of DTHC, MMT, and Multiband to consummate the Share Exchange are subject to the satisfaction on or prior to the Closing Date of the following conditions:

7.1.1 Multiband and MMT Director and Shareholder Approvals. The Multiband and MMT board of directors’ approval and the MMT shareholder’s approval of the Share Exchange shall have been obtained.

7.1.2 Governmental Body Approvals. All authorizations and orders of, declarations and filings with, and notices to any Governmental Body required to permit the consummation of the Share Exchange shall have been obtained or made and shall be in full force and effect.

7.1.3 Legality. No temporary restraining order, preliminary or permanent injunction, or other order preventing the consummation of the Share Exchange shall be in effect. No law shall have been enacted or shall be deemed applicable to the Share Exchange which makes the consummation of the Share Exchange illegal.

7.1.4 Litigation. No action shall be pending or threatened before any court or other Governmental Body, in each case that has a reasonable likelihood of success, (a) seeking to prevent consummation of the Share Exchange or seeking to obtain from Multiband or MMT damages that are material in relation to the Multiband Affiliates, taken as a whole, or MMT and MMT Affiliates, taken as a whole, as the case may be, (b) seeking to impose any material limitation on the right of Multiband to control the MMT and the MMT Affiliates, (c) seeking to restrain or prohibit Multiband’s or MMT’s ownership or operation (or that of their respective Multiband and MMT Affiliates) or any portion of the business or assets of the Multiband Affiliates, taken as a whole, or of MMT and the MMT Affiliates, taken as a whole, or to compel MMT or Multiband or any of their respective Multiband and MMT Affiliates to dispose of or hold separate any portion of the business or assets of the Multiband Affiliates, taken as a whole, or of MMT and the MMT Affiliates, taken as a whole, and if such business or assets relate to MMT or any of the MMT Affiliates, such business or assets are material to the financial condition, results of operations or prospects of the MMT and the MMT Affiliates, taken as a whole, and if such business or assets relate to the Multiband Affiliates, such business or assets are material to the financial condition, results of operations or prospects of the Multiband Affiliates, taken as a whole.

7.1.5 Due Diligence. Each Party shall have been satisfied in its reasonable discretion with their due diligence review and inspections of the business, operations, assets and records of the other Parties with respect to the operation of the other Parties and the transactions contemplated by this Agreement.

7.1.6 Fairness Opinions for the Share Exchange. Multiband’s, DTHC’s, and MMT’s independent appraisers and financial advisors shall have issued opinion letters and corresponding valuation reports to Multiband’s, MMT’s, and DTHC’s Boards of Directors, respectively, dated as of the Closing, to the effect that the transactions contemplated by this Agreement as a whole, including the Share Exchange, are fair to Multiband, MMT, and DTHC and their shareholders, respectively, from a financial point of view.

7.1.7  Blue Sky Approvals. Multiband shall have received all state securities and “blue sky” permits and approvals necessary to consummate the transactions contemplated hereby.

7.1.8 Registration Rights Agreement. The relevant parties shall have entered into the Registration Rights Agreement in favor of each of the MMT Shareholders substantially the form set forth on Schedule 7.1.8.

7.1.9 Supplemental Closing Conditions. As specific additional conditions to the Closing of the transactions contemplated by this Agreement, the Closing is contingent on the satisfaction of the following conditions, which are for the benefit of the Parties, and which may only be waived by the Parties:

(a) completion by the Parties of a financial statement audit and/or due diligence review of the Corporate Parties’ future prospects and historical operations;

(b) reasonably satisfactory transfer of “market” leases on any of the MMT equipment (as necessary);

(c) mutually agreeable written “triple-net leases” with the owners of the real property in which MMT’s primary operating facilities are currently located, for a minimum term of five years following the Closing plus a renewal option of five years, with lease rates adjusted every 18 months tied to a mutually acceptable economic index;

(d) the Corporate Parties’ long-term debt shall be in the ordinary course of business as of the Closing;

(e) completion of bylaws, articles of incorporation, and other corporate governance provisions reasonably acceptable to the Parties;

(f) the Board of Directors of Multiband as of the Closing shall initially consist of members mutually agreeable to the Boards of Directors of the Corporate Parties; provided, however, that the “inside” members of the Board of Directors of Multiband shall initially, to the extent not in violation of state statutes, NASDAQ and/or SEC rules, be Steven Bell, Jim Mandel, and Bernard J. Schafer;

(g) the Board of Directors of MMT shall initially remain intact as of the Closing;

(h) MB Financial, N.A., shall consent to the Share Exchange, to be evidenced by modification of certain provisions of that certain Loan Agreement by and between MB Financial, N.A., and DTHC, pursuant to the Third Amendment thereof;

(i) North Star Trust Company, in its capacity as, Trustee of the DTHC ESOT shall not have issued any objections to the transactions contemplated by this Agreement by 5:00 p.m. EST on February 6, 2008;

(j) an independent appraisal of the valuation of MMT completed by the DTHC Independent Appraiser demonstrates that the fair market value of the Multiband Shares and the Promissory Note is at least  equal to the fair market value of the MMT Shares, and such independent appraisal and valuation is reviewed and accepted in good faith by DTHC;

(k) (1) MMT shall transfer its employees to employment by one or more of DTHC’s wholly owned subsidiary corporations (other than MMT), (2) DTHC or one or more of its wholly owned subsidiary corporations (other than MMT) shall lease such former MMT employees to Multiband under terms and conditions reasonably acceptable to DTHC and Multiband, and (3) Multiband and DTHC shall agree upon an appropriate manner for MMT’s employees who currently participate in the DirecTECH Holding Company EIAP and DirecTECH Holding Company ESOP to handle the fact that the MMT employees will no longer be allowed to participate in the DirecTECH Holding Company EIAP and DirecTECH Holding Company ESOP subsequent to the Effective Time unless they remain employees of DTHC or one of its wholly owned subsidiary corporations; and

(l) Multiband shall provide its written consent and approval of the following matters:

(i) That certain 2007 ESOP Stock Purchase Agreement, by and among DTHC, North Start Trust Company in its capacity as trustee (the “Trustee”) of the DTHC ESOT, and Bas Mattingly Master, LLC, a Delaware limited liability company (“Mattingly LLC”), Bernard J. Schafer Trust, LLC, a Delaware limited liability company (“Schafer LLC”), Building Blocks Family Trust, LLC, a Delaware limited liability company (“Block LLC”), Bilyeu Bucks LLC, a Delaware limited liability company (“Bilyeu LLC”), Bruister Family Limited Liability Company (“Bruister LLC”), and David N. Wallingford, an individual, all of whom are stockholders of DTHC (the “DTHC Stockholders”), dated December 27, 2007 (the “2007 ESOP SPA”);

(ii) the financing transactions of DTHC reflected in that certain Second Amendment to Loan and Security Agreement by and among DTHC, its subsidiaries, MB Financial Bank, N.A., a national banking association and senior lender to DTHC (the “Bank”), and the DTHC Stockholders (the “Second Amendment”) and related documents, pursuant to which the Bank has (a) provided approximately $3.2M of term loan financing and a one day loan of approximately $12M to fund the 2007 ESOP SPA and the transactions contemplated thereby, (b) make available a $5.0M acquisition line of credit to DTHC, and (c) assisted DTHC and the DTHC ESOT in refinancing approximately $11.5M of outstanding debt of the DTHC ESOT;

(iii) Amendments to Executive Employment Agreements for Henry E. Block, J. Basil Mattingly, and Bernard J. Schafer as provided in Schedule 19.(a) of the Second Amendment;

(iv) those certain Management Services Agreements for J. Basil Mattingly, Bernard J. Schafer, and Henry E. Block to be executed with Mulitband upon the closing of the transactions contemplated by the Original Agreement;

(v) that certain Early Retirement Letter Agreement for David N. Wallingford;

(vi) that certain pledge of rights under that certain Stock Pledge Agreement by and between MB Financial, N.A., and MMT; and

(vii) that certain Third Amendment to the Loan Agreement by and between MB Financial, N.A., and DTHC.

 All of the agreements referenced in Section 7.1.11(l) herein shall be attached hereto in their final form as Schedule 7.1.11(l) to this Agreement.

7.1.12 DTHC, MMT, and Multiband shall each have executed that certain Employee Leasing Agreement by and among the Parties.

SECTION 8. Conditions Precedent to DTHC’s and MMT’s Obligation to Close the Transactions Contemplated by this Agreement

The following shall be conditions precedent to the obligation of DTHC and MMT to close the transactions contemplated by this Agreement, any of which may be waived in whole or in part by DTHC and MMT:

8.1 The representations and warranties of Multiband set forth in this Agreement shall have been true and correct at and as of the date hereof (without giving effect to any Multiband Material Adverse Effect qualifications and other qualifications based on the word “material” or similar phrases set forth therein) and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, except where the failure of such representations and warranties to be true and correct (without giving effect to any Multiband Material Adverse Effect qualifications and other qualifications based on the word “material” or similar phrases set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Multiband Material Adverse Effect. MMT and DTHC shall have received a certificate dated as of the Closing Date signed on behalf of Multiband by the President of Multiband to such effect.

8.2 Multiband shall have performed, or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date. MMT and DTHC shall have received a certificate signed on behalf of Multiband by the President of Multiband to such effect.

8.3 There shall not have occurred any event, occurrence or change that has had, or would reasonably be expected to have, a Multiband Material Adverse Effect.

8.4 The third party consents set forth on Schedule 8.4 shall have been obtained.

8.5 MMT and DTHC shall have received the deliveries set forth in Section 3.3.

8.6 All actions, proceedings, instruments and documents required to enable the Multiband Parties to perform this Agreement or matters incident thereto (other than matters for which MMT is responsible under the terms of this Agreement), and all other legal matters not relating to a default by MMT of its obligations hereunder, shall have been duly taken, satisfied, executed or delivered, as the case may be, to the reasonable satisfaction of DTHC and MMT.

8.8 The Multiband Parties’ and the Multiband Affiliates’ Boards of Directors shall have approved this Agreement and all other transactions contemplated hereby.

8.9 The DTHC ESOT shall have received an opinion letter and corresponding report, reasonably acceptable to the DTHC Board of Directors, of the DTHC Independent Appraiser, dated as of the Closing Date, to the effect that (a) the fair market value of the Multiband Shares and the Promissory Note that DTHC receives in the Share Exchange is not less than the fair market value of the MMT Shares that DTHC transfers to Multiband in the Share Exchange, as the term “fair market value” is defined in Section 3(18)(B) of ERISA, and the applicable “adequate consideration” regulations hereunder, and (b) the transactions contemplated hereby, including the Share Exchange, and any and all related transactions and events provided for pursuant to this Agreement, will be fair to the DTHC shareholders from a financial standpoint.

8.10 Management Services Agreements. Multiband shall have executed and delivered Management Services Agreements for (at a minimum) J. Basil Mattingly, Henry E. Block, and Bernard J. Schafer in substantially the form attached hereto as Schedule 8.10 attached hereto, with only such changes as are approved by the Corporate Parties.

8.11 DTHC and MMT shall have been satisfied in its reasonable discretion with its due diligence review and inspections of the business, operations assets and records of the Multiband Parties with respect to the operation of the Multiband Parties and the transactions contemplated hereby; provided, however, that if DTHC or MMT does not deliver to the Multiband Parties a written notice of termination of this Agreement as a result of such due diligence review and the review of the Disclosure Schedules on or before the later of (a) the fifth day after final delivery of the Disclosure Schedules, or (b) seven (7) days prior to the Closing Date, then this condition shall be deemed to have been fulfilled.

8.12 DTHC shall have determined in its reasonable discretion based upon advice of counsel that the tax treatment of the Share Exchange followed by the ultimate merger of Multiband HoldCo, Inc. with and into DTHC, with DTHC surviving (as originally contemplated by the Original Agreement), and the transfer of the Multiband Shares to DTHC’s stockholders will not adversely impact DTHC’s stockholders.

SECTION 9.  Conditions to Obligation of Multiband to Effect the Share Exchange

The obligation of Multiband to effect the Share Exchange is subject to the satisfaction (or waiver by Multiband in its sole discretion) of the following further conditions:

9.1 The representations and warranties of MMT set forth in this Agreement shall have been true and correct at and as of the date hereof (without giving effect to any MMT Material Adverse Effect qualifications and other qualifications based on the word “material” or similar phrases set forth therein) and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, except where the failure of such representations and warranties to be true and correct (without giving effect to any MMT Material Adverse Effect qualifications and other qualifications based on the word “material” or similar phrases set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a MMT Material Adverse Effect. Multiband shall have received a certificate dated the Closing Date signed on behalf of MMT by the President of MMT to such effect.

9.2 MMT shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date. Multiband shall have received a certificate signed on behalf of MMT by the President or Chief Financial officer of MMT to such effect.

9.3 There shall not have occurred any event, occurrence or change that has had, or would reasonably be expected to have, a DTHC or MMT Material Adverse Effect.

9.4 The third party consents set forth on Schedule 9.4 shall have been obtained.

9.5  Multiband shall have received the deliveries set forth in Section 3.2.

9.6 DTHC shall eliminate any and all intercompany accounts and transactions with MMT in a manner reasonably satisfactory to Multiband.

SECTION 10. Survival

The representations, warranties, covenants, and agreements included in this Agreement and in any certificate delivered pursuant hereto shall terminate on the Closing Date, except that the covenants and agreements set forth in Sections 6., 7., 10., 12., 13., 14., 15., 16.4, 16.5, 16.6, and 16.22 of this Agreement shall survive the Closing.

SECTION 11. Termination

11.1. This Agreement may be terminated at any time by any Party:

11.1.1  Upon material breach of this Agreement by any other Party;

11.1.2  By the written agreement of Multiband, DTHC, and MMT;

11.1.3  By Multiband, DTHC, or MMT, by written notice to the other Parties if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. P.S.T. on March 31, 2008, unless such date shall be extended by the mutual written consent of Multiband, DTHC, and MMT; provided, however, that no Party may give such notice if its breach of this Agreement has precluded the consummation of this Agreement;

11.1.4  By a failure to satisfy fully any of the conditions precedent benefiting such Party at or prior to the Closing;

11.1.5  If the Multiband board of directors’ approval and/or MMT shareholder’s approval shall not have been obtained at the Multiband directors’ meeting or the MMT shareholder’s special meeting, respectively, or any adjournment or postponement thereof; or

11.1.6  If required regulatory approvals for the transactions contemplated by this Agreement have not been obtained or if conditions imposed on this Agreement by regulatory authorities are unacceptable in the reasonable judgment of any Party.

11.2 In the event of the termination of this Agreement pursuant to this Section 11., this Agreement shall be void, without any liability to any Party in respect hereof or of the transactions contemplated hereby on the part of any Party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, attorneys, stockholders or shareholders except as set forth in Section 11.3; provided, however, that the provisions of Sections 6., 6.7, 7., 10., 11.3, 13., and 16.4 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

11.3  Remedies. Any Corporate Party terminating this Agreement pursuant to Section 11.1 shall have the right to recover damages sustained by such Party as a result of any breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other Party to terminate the Agreement under Section 11.1.

SECTION 12. Securities Laws Compliance Procedures

12.1 Investment Intent. Multiband shall effectuate the issuance of the Multiband Shares in a private placement pursuant to Section 4(2) of the 1933 Act and the 1934 Act. The Parties acknowledge and agree that Multiband shall be entitled to receive from DTHC, as a condition to such issuance as a private placement pursuant to Section 4(2) of the Securities Act, a certificate in form and substance to be agreed upon by Multiband and DTHC. Such certificate shall acknowledge that DTHC is a sophisticated investor with knowledge and experience in business and financial matters, knows, or has had the opportunity to acquire, all information concerning the business, affairs, financial condition and prospects of Multiband which it deems relevant to make a fully informed decision regarding the consummation of the transactions contemplated hereby and is able to bear the economic risk and lack of liquidity inherent in holding the Multiband Shares. Such certificate shall further acknowledge that DTHC will acquire the Multiband Shares for his, her or its own account, and not with a view to, or for resale in connection with any distribution or public offering thereof.

12.2 Multiband Shares Not Registered. The Multiband Shares to be issued in the Share Exchange have not been registered under the 1933 Act or any state securities laws by reason of their contemplated issuance in transactions exempt from the registration requirements of the 1933 Act. DTHC, by virtue of the Share Exchange and the conversion into the Multiband Shares of the MMT Shares held by DTHC, shall be bound by the provisions in this Section. The Multiband Shares may not be transferred or resold without (a) registration under the 1933 Act or any applicable state securities laws, or (b) an exemption from the registration requirements of the 1933 Act and applicable state securities laws. Although Rule 144 promulgated under the 1933 Act by the SEC may permit sales at a future date provided such Rule remains in effect, in any event each Recipient may not sell any securities pursuant to Rule 144 prior to the expiration of a one-year period after such Recipient has acquired such securities. Any sales pursuant to Rule 144 can be made only in full compliance with the provisions of Rule 144.

SECTION 13. Further Assurances

The Parties agree to execute and deliver all such other instruments and take all such other action as any Party may reasonably request from time to time, before or after the Closing and without payment of further consideration therefor, in order to effectuate the transactions provided for herein. The Parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, including, without limitation, the preparation of financial statements and tax returns.

SECTION 14. Designation of Agent

For convenience purposes only in connection with closing the transactions contemplated by this Agreement, DTHC hereby irrevocably appoints David R. Johanson, not individually but solely in his capacity as the Corporate Secretary of DTHC (with full indemnification rights and a right of advancement from DTHC), as DTHC’s and MMT’s attorney-in-fact and agent (sometimes in this Agreement referred to as the “DTHC-MMT Shareholder’s Agent”) to take any action and to execute any documents on behalf of DTHC and MMT with respect to this Agreement and the transactions provided for herein, including but not limited to the making and execution of any amendments to this Agreement (except amendments to this Section 14.), the giving and receipt of any notices pursuant hereto, the execution of any and all documents required to be executed in order to complete Closing hereunder, the acceptance of service of process in connection with any claim related to this Agreement and the compromise or settlement of any and all disputes which may hereafter arise pursuant to any provision of this Agreement or any matter or thing growing out of this Agreement or the transactions provided for herein. Such appointment shall, to the fullest extent permitted by the law, survive the liquidation of DTHC and MMT. In the event of the incompetency, incapacity, bankruptcy, death or resignation of the DTHC-MMT Shareholder’s Agent, DTHC shall appoint a successor to serve in such capacity and shall give Multiband written notice of such appointment. Such appointment of a successor shall be irrevocable.

SECTION 15. Indemnity Against Brokerage Commissions and Finder’s Fees

The Parties hereby represent and warrant that there is no person or entity entitled to receive from any Party any brokerage commission or finder’s fee in connection with this Agreement or the transactions provided for herein, and each hereby indemnifies and agrees to hold the other Parties hereto harmless from and against any claim for brokerage commission or finder’s fee based on any retention or alleged retention of a broker or finder by such Party.

SECTION 16. Miscellaneous

16.1 Indulgences, Waivers, Etc. Neither the failure nor any delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of such right, remedy, power of privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

16.2 Controlling Laws. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Minnesota, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Minnesota to the rights and duties of the Parties.

16.3 Public Announcements and Confidentiality. The Parties acknowledge that the transactions described herein are of a confidential nature and shall not be disclosed prior to the Closing except to agents, representatives, counsel, accountants and consultants unless otherwise specifically provided in this Agreement or as required by law. None of the Parties hereto shall make any public disclosure of the terms of this Agreement prior to the Closing, except as required by law or mutually agreed to by the Corporate Parties, such requirement to be substantiated by a written opinion of counsel. The Parties shall endeavor to make only those press releases or other public disclosures as are required by law; provided, however, that no press release or other public disclosure prior to the Closing shall be made without a minimum of twenty-four (24) hours prior consultation with the other Parties.

16.4 Costs. Each Party shall be responsible for and bear all of its own costs and expenses incurred in connection with the Share Exchange, including, without limitation, all accounting, legal, finder, broker and other fees and expenses.

16.5 Dispute Resolution.  Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default or misrepresentation in connection with any of its provisions, or any other controversy arising out of this Agreement, including, without limitation, any state or federal statutory claims, shall be submitted to arbitration in St. Paul, Minnesota, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator (the “Arbitrator”) shall be selected from the American Arbitration Association, and the Arbitration shall be conducted in accordance with JAMS as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by the Parties in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the Parties hereto and may be enforced by any court of competent jurisdiction. The Parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the Parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement. The Arbitrator shall determine the allocation of associated fees and costs in accordance with applicable law.

16.6 Applicable Law. This Agreement shall be governed in all respects by Minnesota law except as otherwise indicated herein.

16.7 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express or DHL or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to Multiband:	Multiband Corporation
9449 Science Center Drive
New Hope, Minnesota 55428
Attn: President

If to DTHC or MMT:	Michigan Microtech, Inc.
c/o DirecTECH Holding Company, Inc.
33 W. 2nd Street, Suite 504
Maysville, KY 41056
Attn: Chairman of the Board

With a copy to:	Johanson Berenson LLP
Attorneys & Counselors at Law
1792 Second Street
Napa, California 94559
Attn: David R. Johanson, Esq.

Any Party may alter the address to which communications or copies are to be sent by giving notice of such changes of address to the other Parties in conformity with the provisions of this Section 16. for the giving of notice.

16.8 Exhibits and Schedules. All Exhibits and Schedules attached hereto are herby incorporated by reference into, and made a part of, this Agreement.

16.9 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties.

16.10 Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, personal representatives, successors and assigns, except that no Party may assign or transfer its rights or obligations under or interest in this Agreement without the prior written consent of the other Parties.

16.11 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party benefits upon any other person except as otherwise indicated in this Agreement.

16.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. If executed in multiple counterparts, this Agreement shall become binding when two or more counterparts hereto, individually or taken together, bear the signatures of all of the Parties reflected hereon as the signatories. Facsimile counterpart signatures to this Agreement shall be acceptable at the Closing if the originally executed counterpart is delivered within a reasonable time thereafter.

16.13 Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that any other provision may be invalid or unenforceable in whole or in part for any reason. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and unenforceable and that comes closest to expressing the intention of the invalid and unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

16.14 Entire Agreement. This Agreement, together with the related agreements referred to herein, contains the entire understanding among the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements and conditions, express or implied, oral or written, including, without limitation, the Letter of Intent. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

16.15 Disclaimer of Representations. Except as expressly set forth in Sections 4. and 5. hereof and the Schedules referred to therein, the Parties have not made any representations or warranties to each other, MMT and DTHC, individually and collectively, expressly acknowledge that they are not relying on any other information received from any other Party or its representatives (including, without limitation, any projections, forecasts or forward-looking information).

16.16 Amendments and Modifications. This Agreement may not be amended or modified other than by an agreement in writing signed by all of the Parties. Notwithstanding the foregoing, however, nothing shall preclude any two Parties from agreeing in writing to a modification of their rights and duties with respect to each other, but no such agreement shall be binding on Parties to this Agreement who have not consented in writing thereto.

16.17 Section and Paragraph Headings and Recitals. The Section and Paragraph headings in this Agreement and the recitals at the beginning of this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

16.18 Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

16.19 Duty of Cooperation. Each Party shall cooperate in good faith with the other Parties generally, and in particular will make available, as the other Parties reasonably request, management decisions, liaison personnel, information, approvals and acceptances so that the other Parties may properly perform their obligations under this Agreement.

16.20 Time of the Essence. With regarding to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

16.21 Construction. The construction of this Agreement shall not take into consideration the Party(ies) who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. The Parties acknowledge that they were advised by competent counsel that each has chosen to represent such Party and each Party has had a full opportunity to comment upon and negotiate the terms of this Agreement. The language used in this Agreement is the language chosen by the Parties hereto to express their mutual intent as a result of arm’s length bargaining.

16.22 Exclusivity. Until December 31, 2008, the Parties shall not, directly or indirectly, through any representatives or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person or entity relating to the acquisition of any of their shares of capital stock, their assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory in the ordinary course of business).

[Signatures on next page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

MMT:	MICHIGAN MICROTECH, INC. a Michigan corporation

By:
Bernard J. Schafer
Its: Vice President

MULTIBAND:	MULTIBAND CORPORATION, a Minnesota corporation

By:
Jim Mandel
Its: CEO

DTHC:	DIRECTECH HOLDING COMPANY, INC., a Delaware corporation

By:
Thomas A. Beaudreau
Its: President & CEO